UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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JIVE SOFTWARE, INC.

(Exact Name of Registrant as Specified In Its Charter)

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JIVE SOFTWARE, INC.

325 LYTTON AVENUE, SUITE 200

PALO ALTO, CALIFORNIA 94301

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 8:00 a.m. Pacific Daylight Time on Thursday, May 21, 2015

TO THE HOLDERS OF COMMON STOCK OF JIVE SOFTWARE, INC.:

The Annual Meeting of Stockholders of Jive Software, Inc., a Delaware corporation, will be held on Thursday, May 21, 2015, at 8:00 a.m. Pacific Daylight Time, at the offices of Wilson Sonsini Goodrich & Rosati, P.C. located at 650 Page Mill Road, Palo Alto, California 94304, for the following purposes as more fully described in the accompanying Proxy Statement:

1.	To elect four Class I directors to serve until the 2018 annual meeting of stockholders and until their successors are elected and qualified, subject to earlier resignation or removal;
2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015;
3.	To approve the compensation of the named executive officers for the fiscal year ended December 31, 2014 in a non-binding advisory vote, as described in this proxy statement;
4.	To approve the adoption of the Jive Software, Inc. 2015 Employee Stock Purchase Plan; and
5.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors of Jive Software, Inc. has fixed the close of business on March 24, 2015 as the record date for the meeting. Only stockholders of record of our common stock on March 24, 2015 are entitled to notice of and to vote at the meeting. Further information regarding voting rights and the matters to be voted upon is presented in our proxy statement.

On or about April 10, 2015, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our 2015 Annual Meeting of Stockholders and our 2014 annual report to stockholders. This Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. This proxy statement and our 2014 annual report can be accessed online by entering the control number located on your proxy card at the following Internet address: http://www.envisionreports.com/JIVE.

If you have any questions regarding this information or the proxy materials, please visit our website at www.jivesoftware.com or contact our investor relations department at (646) 277-1251.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to submit your vote via the Internet, telephone or mail.

We appreciate your continued support of Jive Software, Inc. and look forward to either greeting you personally at the meeting or receiving your proxy.

By order of the Board of Directors,
/s/ Elisa Steele
Elisa Steele
Chief Executive Officer, President and Director

Palo Alto, California
April 10, 2015

JIVE SOFTWARE, INC.

325 Lytton Avenue, Suite 200

Palo Alto, California 94301

PROXY STATEMENT

FOR 2015 ANNUAL MEETING OF STOCKHOLDERS

to be held on May 21, 2015 at 8:00 a.m. PDT

This proxy statement and the enclosed form of proxy are furnished in connection with solicitation of proxies by our board of directors for use at the annual meeting of stockholders (the “Annual Meeting”) to be held on May 21, 2015, and any postponements or adjournments thereof. The Annual Meeting will be held at the offices of Wilson Sonsini Goodrich & Rosati, P.C. located at 650 Page Mill Road, Palo Alto, California 94304, on Thursday, May 21, 2015 at 8:00 a.m. PDT and any adjournment thereof. On or about April 10, 2015, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement for our 2015 Annual Meeting and our 2014 Annual Report to Stockholders.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

What matters am I voting on?

You will be voting on:

—	the election of four Class I directors to hold office until the 2018 annual meeting of stockholders and until their successors are elected and qualified;
—	a proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015;
—	to approve named executive officer compensation in a non-binding advisory vote;
—	a proposal for the Company to adopt the Jive Software, Inc. 2015 Employee Stock Purchase Plan; and
—	any other business that may properly come before the meeting.

How does the board of directors recommend I vote on these proposals?

The board of directors recommends a vote:

—	FOR the election of four Class I directors;
—	FOR the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015;
—	FOR the approval of named executive officer compensation pursuant to a non-binding advisory vote; and
—	FOR the adoption of the Jive Software, Inc. 2015 Employee Stock Purchase Plan.

Who is entitled to vote?

Holders of our common stock as of the close of business on March 24, 2015, the record date, may vote at the Annual Meeting. As of the record date, we had 74,784,132 shares of common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of common stock held on the record date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since beneficial owners are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

How do I vote?

There are four ways to vote:

—	by Internet at http://www.envisionreports.com/JIVE 24 hours a day, seven days a week, until 11:59 p.m. EDT on May 20, 2015 (have your proxy card in hand when you visit the website);

We encourage you to vote this way as it is the most cost-effective method;

—	by toll-free telephone at 1-800-652-VOTE (8683) (have your proxy card in hand when you call);
—	by completing and mailing your proxy card; or
—	by written ballot at the Annual Meeting.

Can I change my vote?

Yes. You can change your vote or revoke your proxy any time before the Annual Meeting by:

—	entering a new vote by Internet or by telephone;
—	returning a later-dated proxy card;
—	notifying the Secretary of Jive Software, Inc., in writing, at the address listed on the front page; or
—	completing a written ballot at the Annual Meeting.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxies by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instruction of the stockholder. If no specific instructions are given, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in the Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have properly revoked your proxy instructions, as described above.

What is a quorum?

A quorum is the minimum number of shares required to be present at the annual meeting for the meeting to be properly held under our bylaws and Delaware state law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of common stock entitled to vote at the meeting will constitute a quorum at the meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote stock (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. The shares subject to a proxy which are not being voted on a particular matter because of either stockholder withholding or broker non-vote will count for purposes of determining the presence of a quorum. Abstentions are voted neither “for” nor “against” a matter but are also counted in the determination of a quorum.

How many votes are needed for approval of each matter?

—

Proposal No. 1: The election of directors requires a plurality vote of the shares of common stock voted at the meeting. “Plurality” means that the individuals who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of stockholder withholding or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.

—

Proposal No. 2: The ratification of the appointment of KPMG LLP must receive the affirmative vote of a majority of the votes cast by the holders of shares represented in person or by proxy at the meeting and entitled to vote thereon to be approved. Abstentions are treated as shares present and entitled to vote for purposes of such proposal; therefore, they will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

—

Proposal No. 3: For the non-binding advisory vote on named executive officer compensation, the votes that stockholders cast “for” must exceed the votes stockholders cast “against” to approve named executive officer compensation. Abstentions are treated as shares represented in person or by proxy and entitled to vote at the Annual Meeting; therefore, they will have the same effect as votes “against” the proposal. Broker non-votes will have no effect on the outcome of the vote. Because this vote is advisory only, it will not be binding on us or on our board of directors. However, the board of directors will review the voting results and take them into consideration when making future decisions regarding executive compensation.

—

Proposal No. 4: For the adoption of the Jive Software, Inc. 2015 Employee Stock Purchase Plan (the “ESPP”) by the Company, the adoption of the ESPP must receive the affirmative vote of a majority of the votes cast by the holders of shares represented in person or by proxy at the meeting and entitled to vote thereon to be approved. Abstentions are treated as shares present and entitled to vote for purposes of such proposal; therefore, they will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

How are proxies solicited for the Annual Meeting?

The board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares. In addition, we have retained Georgeson Inc. to assist in the solicitation of proxies for a fee of $8,000, plus reimbursement of reasonable out-of-pocket expenses.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter – the proposal to ratify the appointment of KPMG LLP. Your broker will not have discretion to vote on the following “non-routine” matters absent direction from you: the election of directors, the approval of our named executive officer compensation on a non-binding advisory basis and the proposal to adopt the 2015 Employee Stock Purchase Plan.

Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report to our stockholders, primarily via the Internet. On or about April 10, 2015, we mailed to our stockholders a “Notice of Internet Availability of Proxy Materials” (the “Notice”) that contains instructions on how to access our proxy materials on the Internet, how to vote at the meeting, and how to request printed copies of the proxy materials and annual report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Jive or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors is currently composed of ten members. In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three classes. The term of office of only one class of directors expires in each year, and their successors are elected for terms of generally three years and until their successors are elected and qualified, subject to earlier resignation or removal. There is no cumulative voting for election of directors. Our amended and restated bylaws allow the board of directors to set the number of directors from time to time by resolution. On February 9, 2015, our board of directors authorized increasing the board from nine members to ten members and elected Elisa Steele to serve as an additional Class I director to fill the vacancy created by such increase.

The following table sets forth the names and certain other information for each of the nominees for election as a director and for each of the other current members of the board of directors.

Nominees	Class	Age	Position	Year Elected Director	Current Term Expires	Expiration of Term For Which Nominated
Margaret (“Marge”) A. Breya(1)	I	53	Director	2013	2015	2018
Jonathan G. Heiliger(3)	I	38	Director	2011	2015	2018
Elisa A. Steele	I	48	Chief Executive Officer, President and Director	2015	2015	2018
Matthew A. Tucker	I	36	Chief Technology Officer, Co-Founder and Director	2012	2015	2018

Continuing Directors
James J. Goetz(2)	II	49	Director	2007	2016	-
William A. Lanfri(1) (3)	II	62	Director	2008	2016	-
Theodore (“Ted”) E. Schlein (2)	II	51	Director	2010	2016	-

Thomas J. Reilly(2)	III	52	Director	2013	2017	-
Charles (“Chuck”) J. Robel(1)(3)	III	65	Director	2010	2017	-
Anthony Zingale	III	59	Executive Chairman	2007	2017	-

(1)  Member of the Audit Committee

(2)  Member of the Compensation Committee

(3)  Member of the Nominating and Corporate Governance Committee

Nominees for Director

Margaret (“Marge”) A. Breya has served as a Director since August 2013. Ms. Breya has served as the Executive Vice President and Chief Marketing Officer at Informatica Corporation, a leading independent provider of enterprise data integration and data quality software and services, since December 2012. Prior to joining Informatica Corporation, she held various positions at Hewlett-Packard Company, a leading global provider of products, technologies, software, solutions and services, from November 2010 to December 2012, most recently as Senior Vice President of Marketing Services. Ms. Breya also served as Executive Vice President and General Manager at SAP, a market leader in enterprise application software, from January 2008 to November 2010. Ms. Breya has also served as Executive Vice President, General Manager and Chief Marketing Officer at Business Objects, an enterprise software company, and as Chief Marketing Officer and Chief Strategy Officer at BEA Systems, Inc., a provider of enterprise application infrastructure software that was acquired by Oracle Corporation, and as Senior Vice President of Marketing at Sun Microsystems, which was also acquired by Oracle Corporation. Ms. Breya received a B.S. in Electrical Engineering from the University of Illinois and an M.B.A. from the University of Oregon. Ms. Breya is being nominated for re-election due to her previous experience and service as a member of our board of directors, her experience as Chief Marketing Officer of a public company and 25 years of general management experience in enterprise software businesses.

Jonathan G. Heiliger has served as a Director since March 2011. Mr. Heiliger is currently a general partner at Vertex Ventures, a venture capital firm focusing on emerging companies throughout Greater Asia and the United States. From April 2012 to November 2014, Mr. Heiliger was a general partner of North Bridge Venture Partners, a venture capital firm focusing on communications, infrastructure, software, materials, healthcare and digital media. From October 2007 to October 2011, Mr. Heiliger served as Vice President of Technical Operations at Facebook, Inc., a social media company. Prior to Facebook, from October 2005 through October 2007, Mr. Heiliger was a self-employed technology consultant. Mr. Heiliger serves on the board of directors of DuPont Fabros Technology, Inc., a large-scale data center facilities company, and on the board of directors of several privately held companies. Mr. Heiliger is being nominated for re-election due to his prior experience as a member of our board of directors and his extensive experience and knowledge of technology infrastructure and internal technology systems.

Elisa A. Steele has served as a Director since February 2015. Ms. Steele is currently our Chief Executive Officer and President and previously served in the role of President and as a member of the Office of the CEO from November 2014 through February 2015. Prior to that, from January 2014 through August 2014, Ms. Steele served as our Executive Vice President of Strategy and Chief Marketing Officer and, from August 2014 through November 2014, Ms. Steele served as our Executive Vice President of Marketing and Products. From August 2013 to December 2013, Ms. Steele served as Corporate Vice President and Chief Marketing Officer of Consumer Applications and Services at Microsoft, Inc., a developer and marketer of software, services and related devices. Ms. Steele joined Microsoft as a result of the acquisition of Skype Inc., a telecommunications application software company, where she worked as Chief Marketing Officer from July 2012 to August 2013. Prior to that, Ms. Steele served as Executive Vice President and Chief Marketing Officer at Yahoo! Inc., a search engine company, from March 2009 to December 2011, and Senior Vice President of Corporate Marketing at NetApp from March 2005 to February 2009. Ms. Steele currently serves on the board of a privately held company. Ms. Steele holds an M.B.A. in Marketing and Management from San Francisco State University and a B.S. in Business Administration from University of New Hampshire. Ms. Steele is being nominated for re-election to our board of directors because of the perspective and experience she brings as our Chief Executive Officer and President and her background as an executive in a number of large public technology companies.

Matthew A. Tucker co-founded Jive in February 2001 and has served as our Chief Technology Officer since that time. Mr. Tucker served as a member of our board of directors from February 2001 until March 2011. Mr. Tucker was elected to serve again on our board of directors in May 2012. Mr. Tucker is actively involved in Open Standards efforts, and previously served as a member of the board of directors of the OpenSocial Foundation and former member of the board of directors of the XMPP Standards Foundation. Mr. Tucker holds a B.S. in Computer Science from the University of Iowa. Mr. Tucker is being nominated for re-election to our board of directors due to the perspective and experience he brings as one of our founders and as one of our larger stockholders, as well as his extensive experience and knowledge of our company.

Continuing Directors

James J. Goetz has served as a Director since August 2007. Mr. Goetz has been a General Partner at Sequoia Capital, a venture capital firm, since 2004. In addition to serving on our board of directors, he currently serves on the board of directors of Barracuda Networks, Nimble Storage, Ruckus Wireless, Inc., Palo Alto Networks Inc. and a number of privately held companies. In 1996, Mr. Goetz co-founded VitalSigns Software, Inc. Prior to that, Mr. Goetz held various product and marketing positions at SynOptics Inc., AT&T Inc. and Digital Equipment Corporation. Mr. Goetz has an M.S. in Electrical Engineering from Stanford University and a B.S. in Electrical and Computer Engineering from the University of Cincinnati. Mr. Goetz was selected to serve on our board of directors because of his deep experience and extensive knowledge of cloud, mobile and enterprise software companies.

William A. Lanfri has served as an advisor since 2007 and as a Director since October 2008. Most recently, Mr. Lanfri served from November 2014 through February 2015 as a member of the Office of the CEO with Ms. Steele. From January 2006 through the present, Mr. Lanfri has been an independent investor and advisor to early stage technology companies. From 2006 to 2012, Mr. Lanfri served on the board of directors of Palo Alto Networks. From 2000 to 2003, Mr. Lanfri was Operating Partner at Accel Partners, an investment management firm. From 2000 to 2001, Mr. Lanfri also served as Chief Executive Officer of Big Bear Networks, Inc., a

communications equipment company. Mr. Lanfri has an M.B.A. from Santa Clara University and a B.A. in Economics from the University of California at Davis. Mr. Lanfri was selected to serve on our board of directors because of his more than 25 years of background and experience in building enterprise networking and telecommunications companies.

Thomas J. Reilly has served as a Director since April 2013. Mr. Reilly has served as the Chief Executive Officer of Cloudera, a developer and distributer of Hadoop, the open source software that powers the data processing engines of web sites, since June 2013. Prior to Cloudera, he served on the board of directors at Eloqua from June 2012 to February 2013. In addition, Mr. Reilly served as Vice President and General Manager of Enterprise Security at Hewlett-Packard Company (“HP”), a leading global provider of products, technologies, software, solutions and services, from November 2010 to May 2012. From December 2006 to May 2010, Mr. Reilly served as Chief Executive Officer of ArcSight, an enterprise security company, which HP acquired in 2010. Prior to this, from April 2004 to October 2006, Mr. Reilly was Vice President of Business Information Services for International Business Machines Corporation (“IBM”), a company that creates business value for clients and solves business problems through integrated solutions that leverage information technology and deep knowledge of business processes. Mr. Reilly currently serves on the board of directors of Cloudera and two private companies. Mr. Reilly holds a B.S. in Mechanical Engineering from the University of California, Berkeley. Mr. Reilly was selected to serve on our board of directors because of his experience as chief executive officer of a public company and 20 years of general management experience in the enterprise software industry ranging from start-up to public companies.

Charles (“Chuck”) J. Robel has served as a Director since December 2010. Mr. Robel served as Managing Member and Chief Operating Officer at Hummer Winblad Venture Partners, a venture capital fund, from June 2000 to December 2005. Mr. Robel began his career at PricewaterhouseCoopers LLP, from which he retired as a partner in June 2000, leading both their software and technology group and their merger and acquisition group during his tenure in Silicon Valley. Mr. Robel served as the Chairman of the board of directors of McAfee from June 2006 to March 2011 prior to the sale of McAfee to Intel Corporation. Mr. Robel also served as a member of the board of directors of DemandTec, Inc., from September 2006 to February 2012 prior to the sale of DemandTec to IBM. Mr. Robel served as a member of the board of directors of Palo Alto Networks from June 2011 to December 2014. Mr. Robel currently serves on the board of directors of Informatica Corporation, Model N, and GoDaddy Inc., as well as one privately held company. Mr. Robel holds a B.S. in Accounting from Arizona State University. Mr. Robel was selected to serve on our board of directors due to his extensive service as a board member of several other technology and software companies and his substantial experience and knowledge in the areas of financial expertise, strategic direction, mergers and acquisitions and corporate governance leadership.

Theodore (“Ted”) E. Schlein has served as a Director since July 2010. Mr. Schlein has served as a Managing Partner at Kleiner Perkins Caufield & Byers, a venture capital firm, since 1996. From 1986 to 1996, Mr. Schlein served in various executive positions at Symantec Corporation, a provider of Internet security technology and business management technology solutions, including as Vice President of Enterprise Products. He served on the board of directors of ArcSight, Inc., which was acquired by Hewlett Packard, from March 2002 to October 2010. Mr. Schlein serves on the boards of directors of Chegg Inc. and a number of privately held companies. Mr. Schlein holds a B.A. in Economics from the University of Pennsylvania. Mr. Schlein was selected to serve on our board of directors due to his extensive experience working with early-stage technology companies in the enterprise software and infrastructure markets, including ventures within the network and consumer security arena.

Anthony Zingale currently serves as our Executive Chairman of our board of directors. Prior to becoming Executive Chairman, Mr. Zingale served as our Chief Executive Officer from February 2010 through November 2014. He also served as a Director since October 2007 and as the Chairman of our board of directors since August 2011. From December 2004 to December 2006, he served as President and Chief Executive Officer of Mercury Interactive Corporation, a business technology optimization solutions provider that merged with Hewlett-Packard. From July 2009 until November 2012, Mr. Zingale served as a member of the board of directors of ServiceSource International, Inc. and from May 2007 until February 2011, he served on the board of directors of McAfee, Inc. Mr. Zingale currently serves on the board of a privately held company. Mr. Zingale holds a B.S. in Electrical and Computer Engineering and a B.S. in Business Administration from the University of Cincinnati. Mr. Zingale was selected to serve on our board of directors because of the perspective and experience he brings as our former Chief Executive Officer and his extensive background in the enterprise software industry.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH

OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors (the “Audit Committee”) has appointed the firm of KPMG LLP (“KPMG”), independent registered public accountants, to audit our financial statements for the year ending December 31, 2015. During our year ended December 31, 2014, KPMG served as our independent registered public accounting firm.

Notwithstanding its selection and even if our stockholders ratify the selection, the Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of Jive and its stockholders. At the Annual Meeting of Stockholders, the stockholders are being asked to ratify the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2015. Our Audit Committee is submitting the selection of KPMG to our stockholders because we value our stockholders views on our independent registered public accounting firm and doing so is a matter of good corporate governance. Representatives of KPMG will be present at the Annual Meeting and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

If this proposal does not receive the affirmative approval of a majority of the votes cast on the proposal, the Audit Committee of the board of directors would reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees billed or to be billed by KPMG for professional services rendered with respect to the years ended December 31, 2014 and 2013. All of these services were approved by the Audit Committee:

	2014	2013
Audit Fees(1)	$740,000	$671,000
Audit-Related Fees(2)	22,500	20,000
Tax Fees	-	-
All Other Fees	-	-

	$762,500	$691,000

(1)

Consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements, review of our quarterly consolidated financial statements and attestation of internal control and management’s assessment of internal control as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Audit related fees include fees for the annual audit of our employee benefit plan.

Auditor Independence

In 2014, there were no other professional services provided by KPMG that would have required the Audit Committee to consider their compatibility with maintaining the independence of KPMG.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with requirements of the SEC and the Public Company Oversight Board (the “PCAOB”) regarding auditor independence, our Audit Committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our Audit

Committee has established a policy for the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

Before engagement of the independent registered public accounting firm for the next year’s audit, the independent registered public accounting firm will submit a detailed description of services expected to be rendered during that year for each of the following categories of services to the Audit Committee for approval:

—

Audit services. Audit services include work performed for the audit of our financial statements and the review of financial statements included in our quarterly reports, as well as work that is normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings.

—

Audit related services. Audit related services are for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not covered above under “audit services.”

—	Tax services. Tax services include all services performed by the independent registered public accounting firm’s tax personnel for tax compliance, tax advice and tax planning.
—	Other services. Other services are those services not described in the other categories.

The Audit Committee generally pre-approves particular services or categories of services on a case-by-case basis. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus budgeted fees periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the services must be pre-approved by the Audit Committee before the independent registered public accounting firm is engaged.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION

OF THE APPOINTMENT OF KPMG LLP.

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Our board of directors has adopted a policy to provide for a non-binding advisory vote by stockholders on an annual basis to approve the compensation of our named executive officers. This advisory vote, while not binding on the board of directors or the compensation committee of our board of directors (the “Compensation Committee”), provides a means by which stockholders may confirm and approve the overall compensation package of the executive management team. The vote is a vote to approve or disapprove the overall compensation package of our named executive officers, and does not provide for a vote on any one specific element of the compensation package or on the compensation received by any one person. Although not binding, the results of the vote will be taken into consideration when the Compensation Committee reviews the executive compensation package in the future.

Our executive compensation policies, as described in “Compensation Discussion and Analysis” beginning on page 22 of this proxy statement, are designed to align the interests of our executive management team with those of our stockholders, provide competitive compensation to attract, motivate and retain experienced executive talent, reward achievement of our strategic goals and objectives, both short-term and long-term, while providing a meaningful portion of total compensation that is dependent on our overall financial performance, both long-term and short-term. In considering how to vote, we encourage you to carefully review the Compensation Discussion and Analysis section, the Summary Compensation Table and related compensation tables, which outline the total compensation package and our compensation practices relative to our performance.

The vote is advisory and therefore not binding on Jive Software, Inc. the Compensation Committee, or our board of directors. Our board of directors and the Compensation Committee value the opinions of our stockholders and we are providing the vote as required pursuant to Section 14A of the Securities and Exchange Act of 1934. The Compensation Committee will consider the impact of this vote on our future compensation policies and decisions. At our 2014 Annual Meeting of Stockholders, our stockholders approved the compensation of our executive management team, with 90% of stockholder votes cast in favor of the say-on-pay proposal. As we evaluated our compensation practices and talent needs throughout 2014, we were mindful of the support our stockholders expressed for our philosophy of linking compensation to our financial goals and in support of enhancing stockholder value. As a result, the Compensation Committee decided to retain our general approach with respect to our executive compensation programs, with an emphasis on delivering long-term and short-term incentive compensation that reward our executives commensurate with the value they deliver to our stockholders.

We are asking the stockholders to approve the following resolution to indicate their approval, on a non-binding advisory basis, of our named executive compensation:

That the holders of our common stock approve, on an advisory basis, the compensation of our named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for our 2015 Annual Meeting of Stockholders. However, as this is an advisory vote, the result will not be binding on our board of directors or us.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF

THE ADVISORY RESOLUTION ON NAMED EXECUTIVE OFFICER COMPENSATION.

PROPOSAL NO. 4

APPROVAL OF THE JIVE SOFTWARE, INC. 2015 EMPLOYEE STOCK PURCHASE PLAN

Our board of directors is asking Company stockholders to approve a new employee stock purchase plan, the 2015 Employee Stock Purchase Plan (the “ESPP”). The board of directors has determined that it is in the best interests of the Company and its stockholders to have an employee stock purchase plan and has adopted the ESPP, subject to approval from the stockholders at the Annual Meeting. If approved by our stockholders, the ESPP would become effective as of the date the board of directors approved the ESPP and will expire 20 years from such date, unless terminated earlier in accordance with the ESPP.

Reasons for Voting “For” to Approve the ESPP

If approved, the ESPP will be a significant part of our overall equity compensation strategy, especially with respect to our non-executive employees. The ESPP allows our employees to buy our shares of Company common stock (the “Shares”) at a discount through payroll deductions. In the highly competitive technology industry in which we compete for talent, we believe that offering an employee stock purchase program is critical to our ability to remain competitive and attract and retain employees while having a minimally dilutive forecasted impact on existing shareholders. If the proposed ESPP is not approved by the Company’s stockholders, we may be restricted in our ability to offer competitive compensation to existing employees and qualified candidates, and our business and ability to increase long-term stockholder value could be adversely affected.

Description of the ESPP

The following paragraphs provide a summary of the principal features of the ESPP and its operation. However, this summary is not a complete description of all of the provisions of the ESPP and is qualified in its entirety by the specific language of the ESPP. A copy of the ESPP is provided as Appendix A to this proxy statement.

Purpose. The purpose of the ESPP is to provide our employees and employees of our subsidiaries with an opportunity to purchase our Shares through accumulated payroll deductions or other contributions that we may permit. The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (“Section 423”). In addition, the ESPP authorizes the grant of purchase rights that do not qualify under Section 423 pursuant to rules, procedures or sub-plans adopted by our board of directors or other committee administering the ESPP that are designed to achieve desired tax or other objectives.

Shares Available for Issuance. If our stockholders approve this proposal, a total of 2,000,000 Shares will be reserved for issuance under the ESPP.

Plan Administration. Our board of directors or a committee appointed by the board of directors administers the ESPP (the “Administrator”). The Administrator has full and exclusive discretionary authority to construe, interpret, and apply the terms of the ESPP, to designate separate offerings under the ESPP, to adjudicate disputed claims under the ESPP, and to establish such procedures that it deems necessary for the administration of the ESPP. The Administrator is further authorized to adopt rules and procedures regarding eligibility to participate, the definition of “compensation,” handling of contributions, and making of contributions to the ESPP, among other responsibilities.

Eligibility. All common law employees of the Company, including our executive officers, and employees of any subsidiaries of the Company that are designated by the Administrator to participate in the ESPP, are eligible to participate in the ESPP if they are employed by us or a participating subsidiary for at least 20 hours per week and more than five months in any calendar year, or any lesser number of hours per week and/or number of months in any calendar year established by the Administrator (if required under applicable law). However, an employee may not be granted rights to purchase stock under the ESPP if such employee:

—	immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of the Company or any subsidiary of the Company; or

—

holds rights to purchase stock under all of our employee stock purchase plans that accrue at a rate that exceeds $25,000 worth of stock (determined at the fair market value of the stock at the time such purchase right is granted) for each calendar year in which the offering period is outstanding at any time.

Offering Periods. Our ESPP is intended to qualify under Section 423. Unless otherwise determined by the Administrator, each offering period under the ESPP will have a duration of approximately 12 months, commencing on the first trading day on or after February 15 or August 15 of each year and terminating on the first day on or preceding trading day before February 15 or August 15, approximately 12 months later; provided, however, that the first offering period will commence with the first trading day on or after August 15, 2015 and will terminate on August 15, 2016. The Administrator, in its discretion, may modify the terms of offering periods before they begin, provided that no offering period may last more than 27 months.

The initial offering period will include two purchase periods, which will be approximately six months in length.

Once an employee becomes an ESPP participant, the employee automatically will participate in each successive offering period until the employee withdraws from the ESPP or the employee’s employment with the Company or one of the Company’s designated subsidiaries terminates. On the first trading day of each offering period, each participant automatically is granted a right to purchase Shares. The ESPP purchase rights expire upon the earlier of (i) the end of the offering period, (ii) the date the participant withdraws from the ESPP, or (iii) the date of a termination of the participant’s employment. At the end of each six-month purchase period during an offering period, the participant’s ESPP purchase rights are exercised and the participants purchase shares based on the amount payroll deductions accumulated during such purchase period. A participant may purchase a maximum of 3,000 Shares during a purchase period. Participants may withdraw their participation at any time during an offering period and will be paid their accrued contributions that have not yet been used to purchase Shares.

Contributions.  Our ESPP permits participants to purchase Shares through payroll deductions of up to 15% of their eligible compensation, which includes base straight time gross earnings, but exclusive of payments for incentive compensation, bonuses, payments for overtime and shift premium, equity compensation income, and other similar compensation.

Purchase Price.  Shares are purchased at the end of each six-month purchase period to the extent of the payroll deductions accumulated during such period. The purchase price of the Shares is 85% of the lower of the fair market value of our Shares on the first trading day of each offering period or on the purchase date. The Administrator may determine a different purchase price for future offering periods subject to applicable laws.

The fair market value of the Shares on any relevant date will be the closing price per share as reported on any established stock exchange or a national market system, or the mean between the high bid and low asked prices, if the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, in both instances, as quoted on such exchange or reported in The Wall Street Journal, or such other source the Administrator deems reliable. In the absence of an established market for the Shares, the fair market value will be determined by the Administrator.

Non-Transferability. Neither contributions credited to a participant’s account nor any rights granted under the ESPP may be assigned, transferred, pledged, or otherwise disposed of in any way, other than by will, the laws of descent and distribution, or through a beneficiary designated under the ESPP.

Certain Adjustments. In the event of certain changes in our corporate structure affecting our Shares, to prevent dilution or enlargement of the benefits or potential benefits available under the ESPP, the Administrator will adjust the number and class of Shares that may be delivered under the ESPP, the purchase price per share and the number of Shares covered by each ESPP purchase right and the numerical share limits set forth in the ESPP. In the event of our proposed liquidation or dissolution, the offering period then in progress will be shortened, and a new exercise date will be set to occur prior to the proposed transaction, unless determined otherwise by the Administrator. The Administrator will notify each participant in writing that the exercise date has been changed and that the participant’s ESPP purchase right will be exercised automatically on the new exercise date unless prior to such date the participant has withdrawn from the offering period.

Merger or Change in Control. In the event of our merger or change in control, as defined under the ESPP, each outstanding ESPP purchase right will be assumed or an equivalent purchase right substituted by the successor corporation (or parent or subsidiary of the successor corporation). If the successor corporation refuses to assume or substitute for the outstanding purchase right, the offering period then in progress will be shortened, and a new exercise date will be set to occur prior to the proposed transaction. The Administrator will notify each participant that the exercise date has been changed and that the participant’s ESPP purchase right will be exercised automatically on the new exercise date unless prior to such date the participant has withdrawn from the offering period.

Amendment; Termination. The Administrator may at any time amend, suspend, or terminate the ESPP, including the term of any offering period then-outstanding. Generally, no such termination may adversely affect ESPP purchase rights previously granted.

Upon its approval by the stockholders, the ESPP will continue until the earlier to occur of (i) the termination of the ESPP by the board of directors, or (ii) a term of twenty (20) years from the adoption of the ESPP by the board of directors.

U.S. Federal Income Tax Consequences

The following paragraphs are intended as a summary of the U.S. federal income tax consequences to U.S. taxpayers and the Company of the purchase of Shares under the ESPP. This summary does not attempt to describe all possible federal or other tax consequences of such participation or based on particular circumstances. In addition, it does not describe any state, local or non-U.S. tax consequences.

The ESPP is intended to be an employee stock purchase plan within the meaning of Section 423The ESPP also authorizes the grant of rights to purchase Stock that do not qualify under Section 423. Under an employee stock purchase plan that qualifies under Section 423, no taxable income will be recognized by a participant, and no deductions will be allowable to the Company, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the Shares acquired under the ESPP or in the event the participant should die while still owning the purchased Shares. No participant may purchase Shares under the ESPP at a rate of more than $25,000 of Shares (based on fair market value on the applicable enrollment date(s)) of the offering period in any calendar year during which the participating employee is enrolled in that offering period at any time.

If the participant sells or otherwise disposes of the purchased Shares within two years after the start date of the offering period in which the Shares were acquired or within one year after the actual purchase date of those Shares, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the Shares on the purchase date exceeded the purchase price paid for those Shares, and the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs equal in amount to such excess. The amount of this ordinary income will be added to the participant’s basis in the Shares, and any resulting gain or loss recognized upon the sale or disposition will be a capital gain or loss. If the Shares have been held for more than one year since the date of purchase, the gain or loss will be long-term.

If the participant sells or disposes of the purchased Shares more than two years after the start date of the offering period in which the Shares were acquired and more than one year after the actual semiannual purchase date of those Shares, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the lesser of (a) the amount by which the fair market value of the Shares on the sale or disposition date exceeded the purchase price paid for those Shares, or (b) 15% of the fair market value of the Shares on the start date of that offering period. Any additional gain upon the disposition will be taxed as a long-

term capital gain. Alternatively, if the fair market value of the Shares on the date of the sale or disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss. The Company will not be entitled to an income tax deduction with respect to such disposition.

If the participant still owns the purchased Shares at the time of death, the lesser of (i) the amount by which the fair market value of the Shares on the date of death exceeds the purchase price or (ii) 15% of the fair market value of the Shares on the start date of the offering period in which those Shares were acquired will constitute ordinary income in the year of death.

Summary

Our board of directors believes that it is in the best interests of the Company and our stockholders to provide employees with the opportunity to acquire an ownership interest in the Company through their participation in the ESPP and thereby encourages them to remain in the Company’s employ and more closely align their interests with those of our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE 2015

EMPLOYEE STOCK PURCHASE PLAN.

DIRECTOR INDEPENDENCE

Based upon information requested from, and provided by, each member of our board of directors concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that Ms. Breya and Messrs. Goetz, Heiliger, Lanfri, Reilly, Robel and Schlein do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of The Nasdaq Stock Market. In making this determination, our board of directors considered the current and prior relationships that each non-employee director has with us and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

LEADERSHIP STRUCTURE

On November 10, 2014, Mr. Zingale stepped down as our Chief Executive Officer and was appointed Executive Chairman and Ms. Steele was appointed President. At such time, the board of directors appointed Ms. Steele and Mr. Lanfri to act as joint members of the Office of the CEO while the board of directors embarked on a search for a new Chief Executive Officer. On February 9, 2015, the board of directors formally appointed Ms. Steele as our Chief Executive Officer and President with Mr. Zingale continuing to serve as our Executive Chairman. Serving on our board of directors since October 2007 and as Chief Executive Officer from February 2010 through November 2014, Mr. Zingale has been the director most capable of effectively identifying strategic priorities, leading critical discussion and executing our strategy and business plans. Mr. Zingale possesses detailed in-depth knowledge of the issues, opportunities, and challenges that have faced the company over the last several years. The other inside directors, Ms. Steele and Mr. Tucker, provide valuable insight on the current issues affecting the company, as well as provide real-time perspectives on management’s focus and desired strategies. Our independent directors bring experience, oversight and expertise from outside of our company. Our board of directors believes that the current leadership structure of the board of directors provides effective independent oversight of management while allowing the board of directors and management to benefit from Mr. Zingale’s years of experience in our business.

LEAD INDEPENDENT DIRECTOR

Our corporate governance guidelines provide that one of our independent directors should serve as a lead independent director at any time when the Chief Executive Officer serves as the Chairman of the board of directors, or if the Chairman is not otherwise independent. Because Mr. Zingale, our Executive Chairman, was Chief Executive Officer for most of 2014 and remains a non-independent director following his resignation as Chief Executive Officer, we have continued to have an independent director serve as lead independent director. From August 2011 through early April 2015, Mr. Robel acted as our lead independent director. In early April 2015, the board of directors appointed Mr. Lanfri to serve as our lead independent director. Our lead independent director presides over periodic meetings of our independent directors, serves as a liaison between our Executive Chairman and the independent directors and performs such additional duties as our board of directors may otherwise determine and delegate.

EXECUTIVE SESSIONS OF INDEPENDENT DIRECTORS

In order to promote open discussion among independent directors, our board of directors has a policy of conducting executive sessions of independent directors during each regularly scheduled board meeting and at such other times if requested by an independent director. These executive sessions are chaired by our lead independent director. Ms. Steele, Mr. Zingale and Mr. Tucker do not participate in such sessions unless specifically invited.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller.

The full text of our Code of Business Conduct and Ethics is posted under the “Investor Relations” section on our website at http://investors.jivesoftware.com/corporate-governance.cfm.

MEETINGS OF THE BOARD OF DIRECTORS

Our full board of directors met four times during 2014. No incumbent member attended fewer than 75% of the total number of meetings of the board of directors and of any board committees of which they were a member during 2014; save that Ms. Steele did not attend any meetings as a director in 2014 as she did not become a director until February 2015.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, directors to attend. Messrs. Lanfri, Robel and Zingale attended our 2014 Annual Meeting of Stockholders.

COMMITTEES OF THE BOARD OF DIRECTORS

Audit Committee

From January 2014 through November 10, 2014, our Audit Committee was comprised of Ms. Breya and Messrs. Lanfri and Robel, each of whom is, or was at the time, a non-employee, independent member of our board of directors. Effective November 10, 2014, Mr. Lanfri ceased to be a member of the Audit Committee in connection with his appointment as a member of the Office of the CEO and Mr. Schlein, a non-employee, independent member of our board of directors, became a member of the Audit Committee. Following the dissolution of the Office of the CEO and Ms. Steele’s appointment as Chief Executive Officer, on February 9, 2015, Mr. Schlein stepped down from the Audit Committee. At such time, the board of directors determined that Mr. Lanfri was independent and eligible to serve on the Audit Committee and re-appointed him as a member of the Audit Committee. Mr. Robel is the Chairman of the Audit Committee and our Audit Committee financial expert, as currently defined under the applicable SEC rules. Each former member of the Audit Committee during 2014 met, and each current member of the Audit Committee meets, the requirements for financial literacy under the applicable rules and regulations of the SEC and The Nasdaq Stock Market. Our Audit Committee met six times during 2014.

Our Audit Committee oversees our corporate accounting and financial reporting process and our internal and external audits, including, among other things, our internal controls and audit functions. The Audit Committee evaluates our independent registered public accounting firm’s qualifications, independence and performance; determines the engagement of the independent registered public accounting firm; reviews and approves the scope of the annual audit and the audit fee; discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly consolidated financial statements; approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our engagement team as required by law; reviews our critical accounting policies and estimates; and annually reviews our Audit Committee Charter and the Audit Committee’s performance.

The Audit Committee operates under a written charter that was adopted by our board of directors and satisfies the applicable standards of the SEC and The Nasdaq Stock Market. A copy of our Audit Committee Charter is available on our website at http://investors.jivesoftware.com/corporate-governance.cfm.

Compensation Committee

During 2014, the Compensation Committee was composed of Messrs. Goetz, Reilly and Schlein, each of whom is a non-employee, independent member of our board of directors. Mr. Goetz is the Chairman of the Compensation Committee. The Compensation Committee met seven times during 2014.

Our Compensation Committee reviews and recommends policies relating to compensation and benefits of our named executive officers, each of our Section 16 officers and, when appropriate, certain other employees. The Compensation Committee reviews and approves corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, and sets the compensation of these officers based on such evaluations. The Compensation Committee also administers the issuance of stock options, restricted stock units and performance-based restricted stock units under our stock plans. The Compensation Committee reviews and evaluates, at least annually, the performance of the Compensation Committee and its members.

The Compensation Committee operates under a written charter that was adopted by our board of directors and satisfies the applicable standards of the SEC and The Nasdaq Stock Market. A copy of our Compensation Committee Charter is available on our website at http://investors.jivesoftware.com/corporate-governance.cfm.

Nominating and Corporate Governance Committee

From January 2014 through February 28, 2014, the Nominating and Corporate Governance Committee of our board of directors consisted of Messrs. Heiliger and Lanfri. On February 28, 2014, the board of directors added Mr. Robel as a member of the Nominating and Corporate Governance Committee. On November 10, 2014, Mr. Lanfri stepped down from the Nominating and Corporate Governance Committee in connection with his appointment as a member of the Office of the CEO. Messrs. Heiliger and Robel continued to serve on the Nominating and Corporate Governance Committee through the remainder of 2014. Each of the members of the Nominating and Corporate Governance Committee is, or was at the time, a non-employee, independent member of our board of directors. On February 9, 2015, Mr. Lanfri was reappointed to serve as a member of the Nominating and Corporate Governance Committee in connection with the dissolution of the Office of the CEO and the appointment of Ms. Steele as our Chief Executive Officer. During 2014, Mr. Lanfri was the Chairman of the Nominating and Corporate Governance Committee until November 10, 2014. Following Mr. Lanfri’s departure from the Nominating and Corporate Governance Committee in November 2014, Mr. Robel was appointed Chairman of such committee. On February 26, 2015, Mr. Robel stepped down as Chairman and Mr. Lanfri was reappointed to serve as the Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee met three times during 2014.

Our Nominating and Corporate Governance Committee is responsible for making recommendations regarding candidates for directorships, the size and composition of our board of directors and the compensation of our non-employee directors. The Nominating and Corporate Governance Committee is also responsible for reviewing the composition of each of the committees of the board, making recommendations for the creation of additional committees or any change to the mandates of the committees or the dissolution of any committees. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations concerning governance matters.

The Nominating and Corporate Governance Committee operates under a written charter that was adopted by our board of directors and satisfies the applicable standards of the SEC and The Nasdaq Stock Market. A copy of our Nominating and Corporate Governance Committee Charter is available on our website at http://investors.jivesoftware.com/corporate-governance.cfm.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our Compensation Committee is, or has at any time during the past year been, an officer or employee of ours. None of our executive officers currently serve, or in the past year has served, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on our board of directors or Compensation Committee.

CONSIDERATIONS IN EVALUATING DIRECTOR NOMINEES

The Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating director nominees. Some of the qualifications that the Nominating and Corporate Governance Committee consider include, without limitation, issues of character, judgment, diversity, age, independence, industry and other expertise, corporate experience, length of service, and understanding our business. Nominees must also have the ability to offer advice and guidance to our Chief Executive Officer based on past experience in positions with a high degree of responsibility and must be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of the Nominating and Corporate Governance Committee to perform all board of director and committee responsibilities. Members of the board of directors are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests. The Nominating and Corporate Governance Committee will also seek appropriate input from the Chief Executive Officer from time to time in assessing the needs of the board of directors for relevant background, experience, diversity and skills of its members.

Although the board of directors does not maintain a specific policy with respect to board diversity, the board of directors believes that the board of directors should be a diverse body, and the Nominating and Corporate Governance Committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, the Nominating and Corporate Governance Committee may take into account the benefits of diverse viewpoints. The Nominating and Corporate Governance Committee also considers these and other factors as it oversees the annual board of director and committee evaluations.

STOCKHOLDER RECOMMENDATIONS FOR NOMINATIONS TO THE BOARD OF DIRECTORS

The Nominating and Corporate Governance Committee will consider candidates for director recommended by any of our stockholders so long as such recommendations and nominations comply with our amended and restated certificate of incorporation and amended and restated bylaws and applicable laws, rules and regulations, including those promulgated by the SEC and the Nasdaq Stock Market. The Nominating and Corporate Governance Committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws and the regular nominee criteria described above. This process is designed to ensure that the board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our Secretary in writing and follow the procedures set forth in our amended and restated bylaws, as further described below. In connection with its evaluation of a director nominee, the Nominating and Corporate Governance Committee may request additional information from the candidate or the recommending stockholder and may request an interview with the candidate. The committee has discretion to decide which individuals to recommend for nomination as directors. Stockholder proposals for any recommendations for director nominees at our 2016 annual meeting of stockholders must be received by us no earlier than January 26, 2016 and no later than February 25, 2016.

A stockholder of record can nominate a candidate for election to the board of directors by complying with the procedures in Article II, Section 2.4 of our amended and restated bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements of our amended and restated bylaws on nominations by stockholders. Any nomination should be sent in writing to the Secretary, Jive Software, Inc., 325 Lytton Avenue, Suite 200, Palo Alto, California 94301. Notice must be received by us no later than February 25, 2016.

NON-EMPLOYEE DIRECTOR COMPENSATION

Our Nominating and Corporate Governance Committee reviews and makes recommendations to the board of directors on non-employee director compensation on a biennial basis. In early 2013, the Nominating and Corporate Governance Committee recommended to the board of directors, and the board approved, an outside director compensation policy (which continued in 2014) that provided for the following:

Initial Director Grants

—

an initial restricted stock unit (“RSU”) grant with a target value of between $175,000 and $225,000 upon joining the board of directors; the value of which will be determined by the closing market price of our common stock on the grant date. The RSUs will vest 25% on the first anniversary of the grant date with the remaining shares vesting quarterly over the next eight quarters provided the director’s service continues through each applicable vesting date; and

—

an initial option grant with a target value of between $175,000 and $225,000 upon joining the board of directors; the value of which will be determined by the closing market price of our common stock on the grant date using the Black-Scholes valuation model. The options will vest 25% on the first anniversary of the grant date with the remaining options vesting quarterly over the next eight quarters provided the director’s service continues through each applicable vesting date.

Annual Director Grants

After a director has completed at least one year of service, he or she will be granted awards on the date of the annual stockholders’ meeting as follows:

—	an annual RSU grant with a value of $175,000;
—	an annual RSU grant with a value of $30,000, which may be payable in cash at the election of the director;
—	an annual RSU grant with a value of $15,000 for the Lead Independent Director, which may be payable in cash at the election of the director;
—

an annual RSU grant with a value of $20,000 for the Chairman of the Audit Committee, $15,000 for the Chairman of the Compensation Committee and $7,500 for the Chairman of the Nominating and Corporate Governance Committee; and

—

an annual RSU grant with a value of $10,000 for serving on the Audit Committee, $7,500 for serving on the Compensation Committee and $5,000 for serving on the Nominating and Corporate Governance Committee.

All annual grants will vest as to 25% of the total over four quarters following the grant date and the value of the grants will be determined by the trailing 30-day average of the stock price of our common stock as of the grant date.

Directors who are employees do not receive any compensation for their service on our board of directors. We have a policy of reimbursing directors for travel, lodging and other reasonable expenses incurred in connection with their attendance at board or committee meetings.

The following table sets forth information regarding compensation earned by our non-employee directors and Mr. Lanfri for the fiscal year ended December 31, 2014:

Name	Cash Compensation	RSU Awards ($)	Option Awards ($)	Total
Margaret Breya(1)	$-	$-	$-	$-
James J. Goetz(2)	-	-	-	-
Jonathan G. Heiliger	-	226,433	-	226,433
William A. Lanfri	-	239,905	-	239,905
Thomas Reilly	-	229,124	-	229,124
Chuck J. Robel	-	264,165	-	264,165
Ted Schlein	-	229,124	-	229,124

(1)	As Ms. Breya had not completed one year of service at the time of the 2014 annual stockholders’ meeting, she was not granted any awards during 2014.
(2)	Mr. Goetz declined board compensation for 2014 and going forward.

Equity incentive awards outstanding at December 31, 2014 for each non-employee director and Mr. Lanfri were as follows:

Name	RSU Awards (#)	Option Awards (#)
Margaret Breya	10,065	35,327
James J. Goetz	-	-
Jonathan G. Heiliger	13,673	130,000
William A. Lanfri	14,486	30,000
Thomas Reilly	21,477	27,624

Chuck J. Robel	15,952	160,000
Ted Schlein	13,386	30,000

RISK MANAGEMENT

Risk is inherent with every business and we face a number of risks, including strategic, financial, business and operational, legal and compliance and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while, our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our board of directors believes that open communication between management and the board of directors is essential for effective risk management and oversight. Our board of directors meets with our Chief Executive Officer and other members of the senior management team at board meetings at least quarterly, where, among other topics, they discuss strategy and risks facing the company.

While our board of directors is ultimately responsible for risk oversight, our board committees assist the board of directors in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. The Audit Committee also reviews management’s assessment of the key risks facing us, including the key controls it relies on to mitigate those risks. The Audit Committee also monitors certain key risks at each of its regularly scheduled meetings, such as risk associated with internal control over financial reporting, liquidity risk, risk relating to compliance with loan covenants, and risk arising out of related party transactions. The Nominating and Corporate Governance Committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. The Compensation Committee assesses risks created by the incentives inherent in our compensation policies. Finally, the full board of directors reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders wishing to communicate with the board of directors or with an individual member of the board of directors may do so by writing to the board of directors or to the particular member of the board of directors, and mailing the correspondence to: c/o Secretary, Jive Software, Inc., 325 Lytton Avenue, Suite 200, Palo Alto, California 94301. The envelope should indicate that it contains a stockholder communication. All such stockholder communications will be forwarded to the director or directors to whom the communications are addressed.

REPORT OF THE AUDIT COMMITTEE

With respect to the Company’s financial reporting process, the management of the Company is responsible for (1) establishing and maintaining internal controls and (2) preparing the Company’s consolidated financial statements. The Company’s independent registered public accounting firm, KPMG LLP, is responsible for auditing these financial statements. It is the responsibility of the Audit Committee to oversee these activities.

In discharging our responsibilities, we have met with the Company’s management and KPMG LLP to review the Company’s accounting functions and the audit process. We discussed and reviewed with the independent registered public accounting firm all matters that the independent registered public accounting firm was required to communicate and discuss with the Audit Committee under applicable auditing standards, including those described in Auditing Standard No. 16, Communications with Audit Committees. We also discussed and reviewed the results of the independent registered public accounting firm’s audit of the company’s financial statements, the quality and adequacy of the Company’s internal control and issues relating to auditor independence. We also reviewed and discussed management’s report on internal control over financial reporting with management. We also obtained a formal written statement relating to independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committee,” and discussed with the independent registered public accounting firm any relationships that may impact their objectivity and independence.

Based on our review and discussions with the Company’s management and independent registered public accountants, we recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the board of directors:

Chuck J. Robel (Chair)

Margaret Breya

William A. Lanfri

RELATED PERSON TRANSACTIONS

Statement of Policy Regarding Related Person Transactions

We currently have in place a written related person transactions policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our common stock, and any members of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a related person transaction unless the related transaction is deemed to be on an arm’s length basis as determined by the General Counsel and Controller. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, or beneficial owner of more than 5% of our common stock or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our General Counsel and Controller for review, consideration and approval. In approving or rejecting any such proposal, consideration is given to the relevant facts and circumstances available and deemed relevant, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. At each regularly scheduled quarterly Audit Committee meeting, management reviews with the Audit Committee any related person transactions entered into during the prior fiscal quarter, including the value of such transactions, if applicable.

Certain Related Person Transactions

Other than as described below, we believe that there has not been any transaction or series of transactions during 2014 to which we were, or are to be, a participant in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer or holder of more than 5% of our common stock, or members of any such person’s immediate family, had or will have a direct or indirect material interest, other than compensation described in “Executive Compensation” and “Director Compensation” elsewhere in this proxy statement.

Related Party Sales

Certain members of our board of directors also serve on the board of directors of certain of our customers and, in some cases, are also investors of these customers. We believe the transactions between these customers and us were carried out on an arm’s-length basis and that the pricing is consistent with similar transactions with other of our comparable customers. Current deferred revenue and non-current deferred revenue from these customers was $0.5 million and $0.1 million, respectively, as of December 31, 2014. Total revenues related to these customers was $1.0 million in 2014. Amounts due from the related party customers were $0.1 million on December 31, 2014.

Transaction with Privately Held Company

During 2014, we sold an aggregate of $0.2 million of products and services to a privately held company of which Mr. Goetz, an independent director of the Company, serves on the board of directors. The sale of products and services was carried out on an arm’s-length basis.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program and discusses the amounts shown in the executive compensation tables that follow for our named executive officers, or NEOs.

Our named executive officers for 2014 were:

—	Anthony Zingale, Executive Chairman(1);
—	Elisa A. Steele, member of the Office of the CEO from November 10, 2014 through February 9, 2015(2);
—	William Lanfri, member of the Office of the CEO from November 10, 2014 through February 9, 2015;
—	Bryan J. LeBlanc, Executive Vice President and Chief Financial Officer;
—	John McCracken, former Senior Vice President of Worldwide Sales(3); and
—	Brian Roddy, former Executive Vice President of Engineering(4).

(1)	Chief Executive Officer until November 10, 2014.
(2)	Current President and Chief Executive Officer.
(3)	Ceased being an executive officer as of July 31, 2014.
(4)	Ceased being an executive officer as of September 10, 2014.

This compensation discussion and analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each component of compensation that we provide. In addition, it analyzes how and why the Compensation Committee arrived at the specific compensation decisions for our executives, including named executive officers, in 2014, and discusses the key factors that the Compensation Committee considered in determining compensation.

All significant executive compensation decisions are approved by the Compensation Committee. Although our Compensation Committee is authorized to delegate to sub-committees such power and authority as it sees fit, including the power to award equity grants to non-officer employees, it has not elected to do so. The Compensation Committee has designed our executive compensation program to reward performance that meets or exceeds established financial goals that, if achieved, would result in increased stockholder value. We expect that, as we mature as a publicly traded company, our Compensation Committee will continue to review, evaluate and modify our executive compensation framework.

Executive Summary

Fiscal 2014 Financial and Business Highlights

We provide a social business software platform that improves business results by enabling a more productive and effective workforce through enhanced communications and collaboration both inside and outside the enterprise. Organizations deploy our platform to improve strategic decision making and employee productivity, enhance revenue opportunities, lower operational costs and increase customer retention. We sell our platform primarily through a direct sales force both domestically and internationally.

In 2014, we achieved several significant financial and business results:

—	recorded total revenues of $178.7 million, a 22.6% increase compared to our 2013 total revenues;
—	recorded short-term billings for 2014 of $194.9 million, a 14.3% increase compared to our 2013 short-term billings;

—	recorded total billings for 2014 of $191.9 million, a 9.0% increase compared to our 2013 total billings;
—	increased our enterprise platform customer count to 950 at the end of 2014 compared to 876 at the end of 2013; and
—	once again, Gartner recognized us as a market leader in their report, the “Magic Quadrant for Social Software in the Workplace,” released in the third quarter of 2014.

Executive Compensation Philosophy and Objectives

Philosophy

The overall market for social business platform and product solutions is rapidly evolving and highly competitive, and subject to changing technology, shifting customer needs and frequent introductions of new products and services. We currently compete with large, well-established multi-solution enterprise software vendors, enterprise software application providers who are adding social features to their existing applications, and smaller specialized software vendors. Our ability to compete and succeed in this environment is directly correlated to our ability to recruit, incentivize and retain skilled and talented individuals to form an executive team characterized by a high level of sales, marketing, product, engineering, operations and financial expertise. Our compensation policy has increasingly reflected our pay-for-performance philosophy and is designed to establish and maintain an executive compensation program that attracts and rewards proven and talented leaders who possess the skills and experience necessary to create long-term value for our stockholders, achieve our goals for topline revenue growth and profitability, expand our business and assist in the achievement of our strategic goals. The total compensation received by our NEOs varies based on individual and corporate performance, which is reflective of our pay-for-performance philosophy. Our executive compensation program also permits us to recognize and reward individual achievements within the framework of our overarching goals and objectives.

Objectives

The primary goals of our executive compensation program are to:

—	recruit and retain talented and experienced individuals who are able to develop, implement and deliver on both short-term and long-term value-creation strategies;
—	provide a fixed component of pay (base salary) that the Compensation Committee believes is reasonable and competitive for our company size, industry and location;
—	align the interests of our executive officers and stockholders;
—	implement and emphasize a performance-based aspect of compensation that rewards both corporate and individual achievement of financial performance metrics;
—	retain flexibility to review our compensation structure periodically as needed to focus on different business objectives; and
—	review our compensation program at least annually.

Design

Our executive compensation program has historically been heavily weighted towards equity in the form of stock option grants and, in the last few years, RSUs. Our Compensation Committee determined that compensation in the form of equity helps to align our executives with the long-term interests of our stockholders by driving achievement of our strategic and financial goals, which, over time, is reflected in the value of our common stock. In fiscal 2012, we modified our practice from only granting stock options to granting a mix of stock options and RSUs. Additionally, beginning in fiscal 2013 and continuing in 2014, we awarded performance-based RSUs to our former Chief Executive Officer, Mr. Zingale, in addition to stock options and RSUs. In fiscal 2014, based in part on feedback we received from investors, advisors and applying best practices, we began to grant performance-based RSUs to all of our executive officers. This results in our executive officers being granted a mix of stock options, RSUs and performance-based RSUs. We continue to modify the mix of equity that we grant our executive officers to better align with the practices of our peers, further align our executives with the long-term interests of our stockholders and, with the move to RSUs, reduce the overall dilution resulting from our equity compensation. Our Compensation Committee continues to believe that making equity awards a key component of executive compensation aligns the executive team with the long-term interests of the stockholders and comprising a significant portion of such equity as performance-based equity furthers our intention to reward executives for accomplishing our objectives and meeting our goals both in the short and long term. To maintain a competitive compensation program, we have also offered cash compensation in the form of base salaries and annual cash bonuses tied to achievement of financial performance metrics. Our cash compensation is meant to compensate our executive officers for their day-to-day responsibilities and short-term (annual) incentive awards are meant to drive excellence and leadership and reward our executives for achievement of our short- and long-term financial objectives.

We review executive compensation annually. As part of this review process, we expect to consider the levels of compensation that we would be willing to pay to ensure that our compensation remains competitive, that we are meeting our retention objectives in light of market dynamics and any other factors currently affecting retention at the time of such review and the cost to us if we were required to find a replacement for a key executive or employee.

Our Compensation-Setting Process

The initial compensation arrangements with our executive officers, including the named executive officers, resulted from arm’s-length negotiations between us and each individual executive at the time of his or her hire. The board of directors or Compensation Committee was primarily responsible for overseeing and approving the negotiation of these arrangements based on recommendations from the executive team, including our Chief Executive Officer, Chief People Officer and Executive Vice President and Chief Financial Officer. Except with respect to his own compensation, our Chief Executive Officer, Mr. Zingale, made recommendations regarding compensation matters for each named executive officer, including with respect to each key element of compensation (i.e., base salary changes, annual bonus and equity-based awards). Ms. Steele, as our current Chief Executive Officer, has and will continue to make recommendations to the Compensation Committee regarding compensation matters for executive officers other than her own compensation.

Pursuant to its charter, the Compensation Committee is responsible for reviewing, evaluating and approving the compensation arrangements of our executive officers and for establishing and maintaining our executive compensation policies and practices. The Compensation Committee establishes the compensation for our NEOs, each of our executive officers and, when appropriate, certain other employees. For additional information on the Compensation Committee, see “Committees of the board of directors – Compensation Committee” elsewhere in this proxy statement.

The Compensation Committee is authorized to retain the services of one or more executive compensation advisors from time to time, as it sees fit, in connection with carrying out its duties and oversight of our executive compensation program. Beginning in 2011 and continuing through 2014, the Compensation Committee retained Radford to serve as its advisor with respect to its compensation programs, including advising on the market compensation environment, appropriate peer companies and compensation trends. Specifically, in 2014 Radford was engaged to:

—	provide recommendations to any changes to the peer group of companies to serve as a basis for assessing competitive compensation practices;
—	review and assess our current compensation programs relative to market to determine any changes that may need to be implemented in order to remain competitive with our peer group;
—	assess the competitiveness of the compensation program against the approved peer companies taking into consideration salary, incentives, equity and other benefits; and
—	participate and advise in general compensation risk review of our compensation practices.

Representatives of Radford attend Compensation Committee meetings when they are invited, review meeting materials, and provide advice to the Compensation Committee upon its request.

In addition to the work that Radford performed for our Compensation Committee with respect to executive compensation, Radford provided management with guidance in the establishment of non-executive compensation as well. The total fees paid to Radford for 2014 were $63,805, with respect to executive compensation matters, and $24,210 with respect to non-executive compensation matters. Although Radford advised management with respect to non-executive compensation, it reported to the Compensation Committee with respect to executive compensation matters. In 2014, the Compensation Committee considered and assessed all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, as amended, that could give rise to a potential conflict of interest with respect to Radford’s work. Based on this review, we are not aware of any conflict of interest that has been raised by work performed by Radford.

Our Compensation Committee generally expects to seek input from our Chief Executive Officer and other members of our executive team, when discussing the performance and compensation of the other named executive officers, as well as during the process of searching for and negotiating compensation packages with new senior management hires. No executive officer is present during deliberations or voting on his or her compensation. The Compensation Committee also expects to coordinate with our Executive Vice President and Chief Financial Officer in determining the financial and accounting implications of our compensation programs and hiring decisions.

A primary factor in our executive compensation program is to establish compensation practices and levels based on practices of companies in our peer group. The Compensation Committee, with Radford’s assistance, identified a peer group of publicly traded companies to include in our peer group for 2014. The Compensation Committee intends to continue to review the companies included in the peer group and the selection criteria annually and will make changes in connection with mergers and acquisitions and based on changes in the marketplace. In determining the appropriate level and form of compensation for 2014, the Compensation Committee reviewed market data relating to the cash and equity compensation from a specific set of peer companies comprised of publicly-held software companies. The Compensation Committee reviewed and considered the peer data presented by Radford.

The Compensation Committee adjusted the peer group from the list of peer companies used in 2013 and the following companies comprised the peer group for compensation purposes in 2014:

Bazaarvoice	BroadSoft
Cornerstone OnDemand	Imperva
Infoblox	IntraLinks Holdings
LivePerson	LogMeIn
Marketo	ModelN
OpenTable	Proofpoint
Qualys	RealPage
RingCentral	Solar Winds
Synchronoss Technologies

In updating the peer group for 2014 from the peer companies selected for 2013, the Compensation Committee removed Constant Contact, LinkedIn, NetSuite, Palo Alto Networks, and Telnav and added Bazaarvoice, Imperva, Marketo, ModelN, Qualys, and RingCentral.

The peer group was determined using the following criteria:

—	publicly traded software companies located in technology hubs;
—	annual revenues generally between $75 million and $400 million;
—	companies with comparable growth, as demonstrated by historical revenue; and
—	companies with market capitalization between $200 million and $2 billion.

We may include companies that do not fit these criteria if we believe that we are directly competing with such companies for executive talent.

The companies included in the peer group differ from those listed in the indices used to prepare our stock price performance graph, which can be found in our 2014 Annual Report. The Compensation Committee found that, based on input from management and Radford, the companies listed in the peer group more closely represent the labor markets in which we compete for executive talent.

Elements of Our Executive Compensation Program

The four key elements of our compensation package for named executive officers are:

—	on target earnings, made up of base salary and variable incentive compensation;
—	equity-based awards;
—	our broad-based employee benefits program; and
—	severance and change-of-control benefits.

For our former Senior Vice President of Worldwide Sales, Mr. McCracken, variable incentive compensation included a sales commission plan. Except with respect to bonuses, which typically are set as a pre-defined percentage of an individual’s salary, we do not use specific formulas or weightings in determining the allocation of the various pay elements; rather, each named executive officer’s compensation has been designed to provide a combination of fixed and at-risk compensation that is tied to achievement of our short- and long-term objectives and rewards performance that meets or exceeds established goals.

On Target Earnings - Base Salary and Variable Incentive Compensation

When analyzing the total cash compensation for our named executive officers, we have viewed the total cash compensation of base salary plus the performance bonuses as the on target earnings for each executive officer. In addition, for Mr. McCracken, who was a sales executive, on target earnings included base salary, discretionary cash performance bonuses and his sales commission plan. For Mr. McCracken, sales commissions were considered to be the primary motivational tool for achieving company goals.

Base Salary

We offer base salaries that are intended to provide a level of stable fixed compensation to executives for performance of day-to-day services. Each named executive officer’s base salary was established as the result of arm’s-length negotiation with the individual at the time of hiring, and is generally reviewed annually to determine whether an adjustment is warranted or required. The base salary is determined by the executive’s performance, responsibilities, the salary range for comparable positions within our peer group, and the individual’s qualifications and experience. It was the Compensation Committee’s philosophy for 2014 to target base salaries in the 50th percentile of our peer group, continuing the decision made by the Compensation Committee in 2013.

During 2014, Mr. Roddy and Ms. Steele each had adjustments to their base salary as indicated in the Summary Compensation Table below. Such adjustments were in line with the Compensation Committee’s philosophy with respect to base salaries.

The adjustment to the base salary of Mr. Roddy was effective on April 1, 2014 and the adjustments to the base salary of Ms. Steele were effective on August 7, 2014 and November 3, 2014 as follows:

Name	2013 Annual Base Salary	2014 Annual Base Salary	Percentage Increase
Elisa A. Steele	$ - (1)	$425,000(2)	21.4%
Elisa A. Steele	- (1)	500,000(3)	17.6
William Lanfri	-	-	-
Anthony Zingale	450,000	450,000	-
Bryan J. LeBlanc	290,000	290,000	-
John McCracken	275,000	275,000	-
Brian J. Roddy	260,000	300,000	15.4

(1)	Ms. Steele’s first date of employment was January 2, 2014 and her initial base salary was $350,000.
(2)	Ms. Steele’s first adjustment on August 7, 2014 was in connection with her promotion to Executive Vice President Marketing and Products.
(3)	Ms. Steele’s second adjustment on November 3, 2014 was in connection with her promotion to President and Office of the CEO.

The actual base salaries paid to the named executive officers during 2014 are set forth in the Summary Compensation Table below.

Variable Incentive Compensation

Our Compensation Committee adopted an annual cash bonus plan for 2014 in order to reward the performance of our executive officers in achieving our financial and strategic objectives. Our Compensation Committee established an annual target bonus amount for 2014 that is expressed as a percentage of base salary, for each of our executive officers. Under terms of the annual cash bonus plan, each named executive officer, other than Mr. Lanfri, was entitled to earn a bonus at the end of the fiscal year that would vary in size depending on our success in meeting certain performance targets, subject to thresholds below target and maximums above target. For purposes of the 2014 bonus plan, the Compensation Committee established two financial measures. The target bonus amount, which was equivalent to a payout at 100%, was set based on achieving target financial goals. No bonus payout for a particular performance metric would be earned unless the performance threshold for that metric was met, and the bonus payout would be weighted for achievement between the bonus thresholds and targets. It is our philosophy to place a significant portion of the total on target earnings at risk and directly dependent upon the achievement of performance goals. Consistent with this philosophy, our Compensation Committee believes that variable incentive compensation should potentially equal base salary when corporate performance exceeds the target goals. The methodology is set forth below and in the Grants of Plan-Based Awards Table.

In addition to the annual cash bonus plan, Mr. McCracken was entitled to commissions based on a sales commission plan. Mr. McCracken’s sales commission plan was based on bookings-related metrics, including new business, renewals, and professional services. We have not disclosed the specific formulae or metrics targets for several reasons, including our belief that disclosure would result in competitive harm. The specific targets for new business, renewals and professional services for Mr. McCracken were established by our Compensation Committee, taking into account the board approved plan for fiscal 2014 and with input from our Chief Executive Officer. These targets were based on our historical operating results and growth rates, as well as our expected future results, and were designed to require significant effort on the part of Mr. McCracken. If the targets were disclosed, we believe the information would provide competitors with insights into our operations and sales compensation programs that would be harmful to us. The Compensation Committee believed that Mr. McCracken’s annual incentive structure was appropriate because it would drive sales and profitability.

Corporate Performance Measures

For the plan adopted in 2014, our Compensation Committee established two performance measures; the annual contract value of new business bookings and free cash flow, each with equal weighting. These financial metrics were selected because the Compensation Committee and the Chief Executive Officer felt they achieve the appropriate balance between top line growth and our ability to manage our operations through free cash flow targets. New business bookings were calculated based on the annual contract value of billings to either new customers or incremental billings to existing customers for the purchase of additional users, modules or page views. New business bookings are recognized at the time a contract is executed and billed, regardless of acceptance or other provisions that may delay recognition of revenue. Free cash flow is defined as cash flows provided by operating activities minus cash flows used to purchase capital expenditures.

2014 Bonus Determinations

In February 2015, our Compensation Committee reviewed our performance compared to the financial performance metrics in the fiscal year 2014 bonus plan, and determined that, because we did not achieve the thresholds required for payment of bonuses to executives, no bonuses were paid to our NEOs under our cash bonus plan. We believe this outcome of not paying out bonuses due to lack of achievement of performance targets demonstrates our commitment to pay-for-performance and aligning our executives’ compensation with creation of shareholder value.

Mr. McCracken’s sales commission component of his variable incentive compensation was earned and paid monthly based on achievement of bookings for each month through July 2014.

Corporate Performance Achievement for 2014

	Plan Weight	Target (in millions)	Payout Factor	Payout %	Final Payout
New Business Bookings, annual contract value	50%	$ *	50%	0%
Free Cash Flow	50	(10.1)	50	0

Corporate performance achievement and executive bonus pool funding				0%	0%

*

We have not disclosed the specific annual new business bookings target for several reasons, including our belief that disclosure would result in competitive harm. The specific targets for annual new business bookings is the same as is used to compensate Mr. McCracken within his commissions compensation plan, as discussed above, and was established by our Compensation Committee, with input from our Chief Executive Officer at the time, Mr. Zingale. This target was based on our historical operating results and growth rates, as well as our expected future results, and was designed to require significant effort from our executives to achieve. If the targets were disclosed, we believe the information would provide competitors with insights into our operations and sales compensation programs that would be harmful to us. The Compensation Committee believed that corporate bonus annual incentive structure was appropriate because it was designed to drive sales and profitability.

The bonus amount for each eligible NEO was based on the financial performance attainment being below the specified thresholds, which resulted in a payout percentage of 0% for 2014. Accordingly, no bonuses were paid out to the NEOs pursuant to this plan for 2014.

We believe this outcome of not paying bonuses due to lack of achievement of performance targets demonstrates our commitment to pay for performance and aligning our executives’ compensation with creation of stockholder value.

Equity-Based Awards

We grant equity awards to motivate and reward our named executive officers for achieving both short-term and long-term performance goals as reflected in the value of our common stock, which we believe aligns the interests of our named executive officers with those of our stockholders and our long-term growth objectives. Annual equity awards are a staple component of our compensation structure for executives.

Our Compensation Committee believes that granting equity to management is beneficial in aligning management and stockholder interests by focusing executives on increasing stockholder value, which, in turn, increases the ultimate value of the awards. The sizes and types of awards that have historically been granted to newly-hired executive officers have not been determined based on a specific formula, but rather on a combination of the board of directors’ or Compensation Committee’s discretionary judgment regarding the appropriate level of compensation for the position, the need to fill a particular position, and the negotiation process with the particular individual involved. Since February 2010, we have also solicited input from Radford, which has provided its assessment regarding equity-based awards for new executives, as well as provided guidelines for annual grants.

In 2014, the Compensation Committee evaluated a number of factors to determine grants of equity awards to the executive officers, including recommendations from the Chief Executive Officer, individual executive performance and contribution over the past twelve months, and the equity compensation practices of our peer group. The Compensation Committee granted a blend of stock options and RSUs to reward the achievement of long-term goals, provide a powerful retention tool and minimize the impact on dilution. Stock options and RSUs are designed to increase stockholder value and reward achievement of our long-term strategic goals since the value of the stock options and RSUs are directly related to the future value of our common stock. To further align our executives with the long-term interests of our stockholders, in addition to stock options and RSU awards, the Compensation Committee granted performance-based RSU awards to Ms. Steele, Mr. LeBlanc, Mr. Roddy, Mr. McCracken and Mr. Zingale during 2014, as well as to other executive officers at the time.

Based on the our fiscal 2014 performance, no shares related to the performance-based RSUs granted to such officers in 2014 were earned or vested, further demonstrating our commitment to pay for performance.

To determine the size of the awards, the Compensation Committee evaluated the total value of the equity grant against the 75th percentile of the long-term equity incentive compensation from our peer group. The Compensation Committee’s decision in allocating equity-based incentives among three different forms of equity is intended to provide a blended mix of incentives aligned with stockholders’ interests that will incentivize and retain the executives.

See the “Grants of Plan-Based Awards Table for the Year Ended December 31, 2014” below for information regarding stock-based award grants to the NEOs during 2014.

Broad-Based Employee Benefits Programs

Our employee benefit programs, including our 401(k) plan and health, dental, vision and short-term disability programs, are designed to provide a competitive level of benefits to our employees, including our named executive officers and their families. We also periodically provide meals on premise to our employees in our office. We adjust our employee benefit programs as needed based upon regular monitoring of applicable laws and practices and the competitive market. Our executive officers are entitled to participate in the same employee benefit plans, and on the same terms and conditions, as all other United States full-time employees.

We have established a tax-qualified Section 401(k) retirement savings plan for all of our employees, subject to standard eligibility requirements. Under this plan, participants may elect to make pre-tax contributions to the plan of up to a certain portion of their compensation, not to exceed the applicable statutory income tax limitation.

Post-Employment Compensation

The terms and conditions of employment for each of our named executive officers are set forth in their respective offer letter agreements. See “Employment Agreements, Offer Letters and Potential Payments Upon Termination or Change-of-Control” below for more information on these agreements. These agreements and/or applicable equity award documents provide for certain benefits in the event of the named executive officer’s termination of employment under specified circumstances or upon a change of control. We believe that in some cases our extension of these post-employment and change of control benefits was necessary in order to induce these individuals to forego other competitive opportunities that were available to them. We also believe that entering into these arrangements will help our executives maintain continued focus and dedication to their responsibilities to help maximize stockholder value if there is a potential transaction that could involve a change of control.

Mr. Lanfri Stock Compensation

Mr. Lanfri acted as a member of the Office of the CEO with Ms. Steele from November 10, 2014 through February 9, 2015. As a member of the Office of the CEO during 2014, Mr. Lanfri is deemed a named executive officer for 2014. During the period that Mr. Lanfri served in the Office of the CEO he was not under an employment agreement with us and he did not receive any compensation from us. On February 9, 2015, in connection with the dissolution of the Office of the CEO and the appointment of Ms. Steele as Chief Executive Officer and President and in recognition of Mr. Lanfri’s service with Ms. Steele as a member of the Office of the CEO, the Compensation Committee approved a grant to Mr. Lanfri of 100,000 RSUs effective February 13, 2015. Such RSUs were scheduled to vest fifty-percent (50%) immediately upon grant and the remainder vesting in four equal monthly installments beginning on March 1, 2015, subject to Mr. Lanfri’s continued service as a member of our board of directors. Mr. Lanfri did not take any action to accept such grant and, on March 5, 2015, officially rejected this grant. Mr. Lanfri did not receive any cash or other compensation for his service while acting in the Office of the CEO.

Other Compensation Policies

Stock Ownership Guidelines

We recognize the value that executive stock ownership has in aligning management’s interests with those of our shareholders. We maintain a stock ownership policy by which our named executive officers are requested to hold a set percentage of common stock in an amount representing a multiple of base salary within a certain period of time.

Our current stock ownership requirements as implemented in 2013 are set forth below:

—	CEO - ownership of vested shares equal to 3x base cash compensation to be achieved within 5 years after January 1, 2013, or date of acceptance of position, whichever is later;
—	CFO - ownership of vested shares equal to 1x base cash compensation within 5 years after January 1, 2013, or date of acceptance of position, whichever is later; and
—	Other NEOs - ownership of vested shares equal to 1x base cash compensation to be achieved within 5 years after January 1, 2014, or date of acceptance of position, whichever is later.

Hedging and Pledging Policies

Our insider trading policy prohibits our Section 16 officers and members of our board of directors from derivative securities transactions, including hedging, with respect to our common stock and from pledging company securities as collateral or holding company securities in a margin account.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (the “Code”), limits the amount that we may deduct from our federal income taxes for remuneration paid to certain executive officers and excluding the Chief Financial Officer, to one million dollars per executive officer per year, unless certain requirements are met. Section 162(m) provides an exception from this deduction limitation for certain forms of “performance-based compensation,” as well as for the gain recognized by executive officers upon the exercise of qualifying compensatory stock options. While our Compensation Committee is mindful of the benefit to us of the full deductibility of compensation and will consider deductibility when analyzing potential compensation alternatives, our Compensation Committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, our Compensation Committee has not adopted a policy that requires that all compensation be deductible.

Taxation of “Parachute” Payments and Deferred Compensation

We did not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Code during 2014, and we have not agreed and are not otherwise obligated to provide any named executive officers with such a “gross-up” or other reimbursement. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change of control that exceeds certain prescribed limits, and that the company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code also imposes additional significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet the requirements of Section 409A of the Code.

Accounting Treatment

We account for stock-based compensation in accordance with the authoritative guidance, which requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. Authoritative accounting guidance also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that the recipient is required to render service in exchange for the option or other award.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, included in this proxy statement, with management and, based on such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be incorporated by reference in our annual report on Form 10-K for the year ended December 31, 2014 and included in this proxy statement.

Submitted by the Compensation Committee of the board of directors:

James J. Goetz (Chair)

Thomas Reilly

Ted E. Schlein

COMPANY COMPENSATION POLICIES AND PRACTICES, RISK ANALYSIS

The Compensation Committee and the full board of directors considered whether our compensation policies and practices, and, in particular, our variable performance compensation plans, incent participants to take increased risks, which could reasonably result in a material adverse effect to us. The board of directors and Compensation Committee concluded that such plans and its elements, policies and practices do not create an incentive to take unreasonable risks that could result in material adverse effects on us. In reaching this conclusion, the board of directors and Compensation Committee members noted the following:

—	Our incentive plans focus on key performance metrics, which are less susceptible to manipulation or being favorably influenced by risk-taking activity.
—	We do not engage in any derivative transactions, forward or futures contracts or other “bet-the-company” contracts.
—	A meaningful component of compensation is equity grants with extended vesting periods designed to ensure that our long-term prosperity is an important goal of participants.

COMPENSATION RECOVERY POLICIES

The Compensation Committee has not yet adopted a policy with respect to making retroactive adjustments to any cash or equity-based incentive compensation paid to our NEOs or other employees where the payment was based on the achievement of financial results that were subsequently revised. The Compensation Committee intends to adopt a general compensation recovery policy after the SEC adopts final rules implementing the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of April 5, 2015. Officers are elected by the board of directors to hold office until their successors are elected and qualified.

Name	Age	Current Position(s) with Company
Elisa A. Steele	48	President, Chief Executive Officer and Director
Bryan J. LeBlanc	48	Executive Vice President and Chief Financial Officer
Ofer Ben-David	43	Executive Vice President of Engineering

For information on the business and background of Ms. Steele, see “Election of Directors” above.

Bryan J. LeBlanc, has served as our Executive Vice President and Chief Financial Officer since July 2008. Prior to joining us, Mr. LeBlanc served as the Chief Financial Officer of Webtrends Inc., a web analytics software company, from March 2006 to July 2008. Prior to that, Mr. LeBlanc served as Vice President of Finance and Operations for Mercury Interactive Corporation from May 2002 to March 2006. From March 2001 to May 2002, Mr. LeBlanc served as Chief Financial Officer of inSilicon Corporation, a semiconductor IP provider. From March 2000 to March 2001, Mr. LeBlanc was Chief Financial Officer for Fogdog, Inc., an online retailer of sporting goods and related merchandise. From June 2007 to September 2009, Mr. LeBlanc was a member of the board of directors of Borland Software Corporation. Mr. LeBlanc is currently a director on the board of directors of SOASTA. Mr. LeBlanc holds an M.B.A. in Finance and Marketing from Santa Clara University and a B.A. in Biology from Holy Cross College.

Ofer Ben-David, has served as our Executive Vice President of Engineering since December 2014. Prior to joining us, from August 2013 to December 2014, Mr. Ben-David served as Vice President of Engineering and, from May 2011 through August 2013, as Senior Director of Engineering at VMware, a cloud and virtualization software and services provider. Prior to VMware, from January 2011 to May 2011, Mr. Ben-David served as Vice President, Product Development, Quality Assurance and Performance at Oracle Corporation, a computer technology company. From April 2009 through December 2010, Mr. Ben-David served as Senior Director of Research and Development Engineering Services at Hewlett-Packard Company, an information technology company. From December 2006 through March 2009, Mr. Ben-David served as Senior Director of Quality Assurance and Offshore Management for Mercury Products at Hewlett-Packard. Mr. Ben-David joined Hewlett-Packard as a result of its merger with Mercury Interactive Services, a business technology optimization solutions provider. From December 2004 through December 2006, Mr. Ben-David served as Director of Quality Assurance at Mercury Interactive. Mr. Ben-David holds a B.S. degree in Political Science from Bar-Ilan University and an M.B.A. from Heriot-Watt University.

EXECUTIVE COMPENSATION

The following table sets forth information regarding compensation earned during the years ended December 31, 2014, 2013 and 2012 by (i) two people who were serving as our Principal Executive Officer (“PEO”) as of December 31, 2014 as members of the Office of the CEO; (ii) our former Principal Executive Officer; (iii) our Principal Financial Officer (“PFO”); and (iv) two additional former executive officers who would have met the requirement, but for the fact that they were not serving as executive officers as of December 31, 2014 (collectively, the “named executive officers”).

Summary Compensation Table for 2014

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Elisa A. Steele(4) President and member of the Office of the CEO	2014	$391,170	$-	$4,155,450	$-	$-	$ 14,000	$4,560,620

William A. Lanfri(5) Member of the Office of the CEO and Director	2014	-	-	239,905	-	-	-	239,905

Anthony Zingale(6) Executive Chairman and Former Chief Executive Officer	2014	450,000	-	2,442,000	1,257,853	-	-	4,149,853
	2013	378,500	-	1,690,000	867,744	-	-	2,936,244
	2012	300,000	-	1,958,625	1,035,008	130,800	10,196	3,434,629

Bryan J. LeBlanc Executive Vice President and Chief Financial Officer	2014	290,000	-	732,600	199,065	-	4,667	1,226,332
	2013	274,994	-	490,200	246,900	-	4,667	1,016,761
	2012	230,000	-	435,250	222,543	100,280	4,533	992,606

John McCracken(7) Former Senior Vice President of Worldwide Sales	2014	229,167	-	1,546,400	-	410,690	285,000	2,471,257
	2013	275,000	-	370,500	183,750	403,902	8,045	1,241,197
	2012	225,000	-	435,250	222,543	373,750	12,991	1,269,534

Brian Roddy(7) Former Executive Vice President of Engineering	2014	239,998	-	732,600	199,065	-	30,481	1,202,144
	2013	247,494	-	246,900	490,200	-	7,000	991,594
	2012	210,000	-	435,250	222,543	91,560	6,800	966,153

(1)	Represents the grant date fair value. See Notes 2 and 9 of Notes to Consolidated Financial Statements included in our Annual

Report on Form 10-K for the year ended December 31, 2014 for information on the valuation assumptions and other related information.
(2)

Amounts in this column represent amounts earned pursuant to our Executive Bonus Plan as described in further detail below in the Grants of Plan-Based Awards Table. No bonuses were earned in the 2014 Plan year.

(3)	All other compensation for 2014 includes the following:

Name	Severance	401(k) Matching Contributions	Other	Total
Elisa A. Steele	$ -	$14,000	$ -	$14,000
William A. Lanfri	-	-	-	-
Anthony Zingale	-	-	-	-
Bryan J. LeBlanc	-	4,667	-	4,667
John McCracken	275,000	7,000	3,000	285,000
Brian Roddy	-	7,000	23,481	30,481

(4)	Ms. Steele’s employment with us began in January 2014.
(5)

Mr. Lanfri is a member of our board of directors and served as an employee as a member of the Office of the CEO from November 10, 2014 through February 9, 2015. Accordingly, compensation information for 2013 and 2012 is not included. Compensation information provided relates to Mr. Lanfri’s compensation received in connection with his role as a director during 2014. Mr. Lanfri did not accept any additional compensation for his services as a member of the Office of the CEO.

(6)	Mr. Zingale ceased to serve as our Chief Executive Officer effective November 10, 2014.
(7)	Mr. McCracken’s and Mr. Roddy’s employment terminated effective October 31, 2014, and, accordingly, their compensation includes amounts earned through those dates.

Grants of Plan-Based Awards Table for the Year Ended December 31, 2014

		Estimated future payouts under non-equity incentive plan awards(1)			All other stock awards: number	All other Option awards: number of securities underlying options (#)	Exercise or base price of option awards ($/sh)	Grant date fair value of stock and option awards ($)(2)
Name	Grant date(1)	Threshold ($)	Target ($)	Maximum ($)	of shares of stock or units (#)
Elisa A. Steele	-	$187,500	$375,000	$750,000	-	-	$ -	$ -
	1/9/14	-	-	-	375,000	-	-	3,911,250
	2/28/14	-	-	-	30,000	-	-	244,200

William A. Lanfri	-	-	-	-	28,974	-	-	239,905

Anthony Zingale	-	112,500	225,000	450,000	-	-	-	-
	3/1/14	-	-	-	-	300,000	8.14	1,194,390
	3/1/14	-	-	-	300,000	-	-	2,442,000

Bryan J. LeBlanc	-	72,500	145,000	290,000	-	-	-	-
	2/28/14	-	-	-	-	50,000	8.14	199,065
	2/28/14	-	-	-	90,000	-	-	732,600

John McCracken(3)	-	-	375,000	-	-	-	-	-
	1/13/14	-	-	-	40,000	-	-	394,800
	2/28/14	-	-	-	40,000	-	-	325,600
	3/31/14	-	-	-	50,000	-	-	400,500
	6/30/14	-	-	-	50,000	-	-	425,500

Brian Roddy	-	75,000	150,000	300,000	-	-	-	-
	2/28/14	-	-	-	-	50,000	8.14	199,065
	2/28/14	-	-	-	90,000	-	-	732,600

(1)

For each of the named executive officers, the target bonus was set by our Compensation Committee and was based on achieving 100% of the plan goals. For the 2014 bonus, for achieving the threshold level of plan goals, the bonus would equal 50% of the target bonus. For achieving the maximum level of plan goals, the bonus would equal 200% of the target bonus. As described above, no amounts were earned pursuant to the 2014 plan.

(2)

See Notes 2 and 9 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014 for information on the valuation assumptions and other related information.

(3)	There is no threshold or maximum for Mr. McCracken’s sales compensation plan. See “Compensation Discussion and Analysis.”

Option Exercises and Stock Vested for the Year Ended December 31, 2014

The following table summarizes stock options exercised and RSUs vested during 2014 for each named executive officer.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Elisa A. Steele	-	$ -	70,313	$ 507,191
William A. Lanfri	-	-	22,179	158,423
Anthony Zingale	263,927	2,092,941	96,876	748,799
Bryan J. LeBlanc	-	-	23,752	185,998
John McCracken	15,000	150,495	155,000	1,287,375
Brian Roddy	-	-	20,418	164,760

(1)	This amount represents the fair value of our common stock on the date of exercise, less the option exercise price multiplied by the number of shares for which the option was exercised.
(2)	This amount represents the fair value of our common stock on the date of vest multiplied by the number of shares that vested.

Outstanding Equity Awards at Year End 2014

The following table sets forth the outstanding equity awards held by the named executive officers as of December 31, 2014:

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Option exercise price ($/Sh)	Option expiration date		Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)
Elisa A. Steele	-	-	$ -	-		-		$-
	-	-	-	-		304,687	(7)	1,837,263
	-	-	-	-		30,000	(8)	180,900

William A. Lanfri	30,000	-	12.00	12/12/21		-		-
	-	-	-	-		14,486	(9)	87,351

Anthony Zingale	1,094,723	-	1.75	6/02/17		-		-
	72,656	39,844	17.41	5/23/22	(1)	-		-
	39,583	60,417	16.90	5/31/23	(2)	-		-
	56,250	243,750	8.14	3/1/24	(3)
	-	-	-	-		56,250	(10)	339,188
	-	-	-	-		56,250	(11)	339,188
	-	-	-	-		149,499	(12)	904,494
	-	-	-	-		100,000	(13)	603,000

Bryan J. LeBlanc	552,841	-	0.53	7/31/18		-		-
	158,188	-	0.56	4/17/19		-		-
	100,000	-	2.61	9/8/20		-		-
	16,146	8,854	17.41	5/23/22	(4)	-		-
	13,125	16,875	16.34	3/21/23	(5)	-		-
	10,417	39,583	8.14	2/29/24	(6)
	-	-	-	-		12,500	(14)	75,375
	-	-	-	-		22,500	(15)	135,675
	-	-	-	-		29,998	(16)	180,888
	-	-	-	-		50,000	(17)	301,500

(1)

These options vested as to 25% of the total granted on May 23, 2013, with an additional 1/36 of the remaining amount vesting monthly over the following 29 months. The remaining unvested shares will be cancelled on November 11, 2015, in accordance with the Transition Agreement we entered into with Mr. Zingale on November 3, 2014.

(2)

These options vested as to 25% of the total granted on May 31, 2014, with an additional 1/36 of the remaining amount vesting monthly over the following 17 months. The remaining unvested shares will be cancelled on November 11, 2015, in accordance with the Transition Agreement we entered into with Mr. Zingale on November 3, 2014.

(3)

These options vested as to 1/48 of the total granted on April 1, 2014, with an additional 1/48 vesting monthly over the following 19 months. The remaining unvested shares will be cancelled on November 11, 2015, in accordance with the Transition Agreement we entered into with Mr. Zingale on November 3, 2014.
(4)

These options vested as to 25% of the total granted on May 23, 2013, with an additional 1/36 of the remaining amount vesting monthly over the following 36 months with full vesting occurring on May 23, 2016.

(5)

These options vested as to 25% of the total granted on March 21, 2014, with an additional 1/36 of the remaining amount vesting monthly over the following 36 months with full vesting occurring on March 21, 2017.

(6)	These options vested as to 1/48 of the total granted on March 31, 2014, with an additional 1/48 vesting monthly over the following 47 months with the full vesting occurring on February 28, 2018.
(7)	These shares vested as to 1/16 of the total granted on May 16, 2014, with an additional 1/16 vesting quarterly over the following 15 quarters with the full vesting occurring on February 16, 2018.
(8)	These shares vested as to 100% of the total granted on February 16, 2015.
(9)	These shares vested as to 25% of the total granted on August 18, 2014, with an additional 25% vesting on each of November 17, 2014, February 16, 2015 and May 18, 2015.
(10)

These shares vested as to 25% of the total granted on each of May 16, 2013 and May 16, 2014, with an additional 25% vesting on May 18, 2015. The remaining unvested shares will be cancelled on November 11, 2015, in accordance with the Transition Agreement we entered into with Mr. Zingale on November 3, 2014.

(11)

These shares vested as to 25% of the total granted on May 16, 2014, with an additional 25% vesting on May 18, 2015. The remaining unvested shares will be cancelled on November 11, 2015, in accordance with the Transition Agreement we entered into with Mr. Zingale on November 3, 2014.

(12)

These shares vested as to 1/12 of the total granted on May 16, 2014, with an additional 1/12 vesting on August 16, 2014. The remaining unvested shares will be cancelled on November 11, 2015, in accordance with the Transition Agreement we entered into with Mr. Zingale on November 3, 2014.

(13)

These shares vested as to 33% of the total granted on February 16, 2015. The remaining unvested shares will be cancelled on November 11, 2015, in accordance with the Transition Agreement we entered into with Mr. Zingale on November 3, 2014.

(14)	These shares vested as to 25% of the total granted on each of May 16, 2013 and May 16, 2014, with an additional 25% vesting on each of May 18, 2015 and May 16, 2016.
(15)	These shares vested as to 25% of the total granted on May 16, 2014, with an additional 25% vesting on each of May 18, 2015, May 16, 2016 and May 16, 2017.
(16)	These shares vested as to 1/12 of the total granted on May 16, 2014, with an additional 1/12 vesting quarterly over the following 11 quarters with the full vesting occurring on February 16, 2017.
(17)	These shares vested as to 33% of the total granted on February 16, 2015, with an additional 33% vesting on each of February 16, 2016 and February 16, 2017.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 24, 2015, certain information regarding beneficial ownership of our common stock (a) by each person known by us to be the beneficial owner of more than five percent of the outstanding common stock, (b) by each director and nominee for director, (c) by the named executive officers (as defined at “Executive Compensation”), and (d) by all of our current executive officers and directors as a group.

Unless otherwise indicated, the address for each listed stockholder is c/o Jive Software, Inc., 325 Lytton Avenue, Suite 200, Palo Alto, California 94301. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by the person.

Beneficial ownership includes sole or shared voting or investment power with respect to securities and includes the shares issuable pursuant to stock options that are exercisable within 60 days of the determination date or restricted stock units that vest within 60 days of the determination date, which in the case of the following table is March 24, 2015. Such shares issuable pursuant to stock options or restricted stock are deemed outstanding for computing the percentage of the person holding such options or restricted stock units but are not deemed outstanding for computing the percentage of any other person. The percentage of beneficial ownership is based on 74,784,132 shares of common stock outstanding as of March 24, 2015.

5% or greater stockholders:	Number of Shares(1)	Percent of Shares Outstanding

Entities affiliated with Sequoia Capital(2)	13,560,186	18.1%
Matthew Tucker(3)	6,361,168	8.5
Empire Capital Management, LLC(4)	5,100,000	6.8
Entities affiliated with Kleiner Perkins Caufield & Byers(5)	4,850,581	6.5

Named executive officers and directors:

James J. Goetz(6)	14,135,706	18.9

Theodore (“Ted”) E. Schlein(7)	4,938,182	6.6
Anthony Zingale(8)	3,265,955	4.3
Bryan J. LeBlanc	912,104	1.2
William A. Lanfri	655,414	*
Charles (“Chuck”) J. Robel	208,496	*
Elisa A. Steele	179,688	*
Jonathan G. Heiliger	172,038	*
Ofer Ben-David	54,167	*
Thomas J. Reilly	53,431	*
Margaret (“Marge”) A. Breya	26,916	*
John McCracken	-	-
Brian Roddy	-	-

All current executive officers and directors as a group (12 persons)	30,926,022	39.9

*Less than 1%

(1)	Includes RSUs that vest within 60 days of March 24, 2015 as well as shares of common stock subject to options currently exercisable or exercisable within 60 days of March 24, 2015 as follows:

	Option Awards	RSU Awards
Anthony Zingale	1,314,514	63,542
Bryan J. LeBlanc	869,268	25,739
Charles (“Chuck”) J. Robel	160,000	7,976
Jonathan G. Heiliger	130,000	6,836
Elisa A. Steele	31,250	54,688
William A. Lanfri	30,000	7,243
Theodore (“Ted”) E. Schlein	30,000	3,918
Margaret (“Marge”) A. Breya	18,768	1,438
Thomas J. Reilly	17,266	8,192
Ofer Ben-David	10,417	21,875
Matthew Tucker	-	2,500
James J. Goetz	-	-
All executive officers and directors as a group	2,581,483	206,947

(2)

Includes 12,852,325 shares held by Sequoia Capital Growth Fund III, L.P., 597,327 shares held by Sequoia Capital Growth Principals Fund III and 110,534 shares held by Sequoia Capital Growth Partners III, L.P., collectively the Sequoia Funds. SCGF III Management, LLC is the general partner of Sequoia Capital Growth Fund III and Sequoia Capital Growth Partners III, and the managing member of Sequoia Capital Growth III Principals Fund (collectively referred to as Sequoia Capital). The managing members of SCGF Management III, LLC, Roelof Botha, J. Scott Carter, James J. Goetz, Michael Goguen, Douglas Leone and Michael Moritz, have shared voting and dispositive powers over the shares. Mr. Goetz is a member of our board of directors. The address for Sequoia Capital is 3000 Sand Hill Road, 4-250, Menlo Park, CA 94025.

(3)

Includes 5,881,460 shares held by the Matthew Tucker Trust under agreement dated May 26, 2011, 475,805 shares held by the Tucker Family 2011 Irrevocable Trust under agreement dated June 1, 2011, of which trusts Mr. Tucker is trustee, 1,403 shares held directly by Mr. Tucker and RSU awards held by Mr. Tucker as detailed in footnote (1) above.

(4)

According to a Schedule 13G filed on February 13, 2015, Empire Capital Management, LLC (“Empire Management”) beneficially owns 5,100,000 shares of our common stock. Empire Management serves as the investment manager to, and has investment discretion over the securities held by, Empire Capital Partners, LP, Empire Capital Partners, LTD, Empire Capital Partners Enhanced Master Fund, LTD, Charter Oak Partners LP and Charter Oak Partners II LP. The schedule 13G states that Scott A. Fine and Peter J. Richards are the managing members of Empire Management and therefore are deemed to have shared voting power and shared dispositive power with respect to these shares.

(5)

All 4,850,581 shares are held by Kleiner Perkins Caufield & Byers XIII, LLC (“KPCB XIII”). The managing member of KPCB XIII is KPCB XIII Associates, LLC (“KPCB XIII Associates”). Brook H. Byers, L. John Doerr, Raymond J. Lane and Theodore E. Schlein, the managing directors of KPCB XIII Associates, exercise shared voting and dispositive control over the shares held by KPCB XIII. The shares held by Kleiner Perkins Caufield & Byers XIII, LLC are held for convenience in the name of “KPCB Holdings, Inc. as nominee,” for the accounts of the individual managers and other individuals and entities that each exercises its own voting and dispositive control over the shares for its own account. Mr. Schlein is a member of our board of directors. The address for KPCB Holdings, Inc. is 2750 Sand Hill Road, Menlo Park, CA 94025.

(6)

Consists of shares listed in footnote (2) above, which are held by the entities associated with Sequoia Capital. Mr. Goetz, one of our directors, is a managing member and venture investor of the general partner of the Sequoia funds, and therefore may be deemed to share voting power and investment control over the shares held by these entities.
(7)

Includes of shares listed in footnote (5) above, which are held by KPCB Holdings, Inc. and shares of common stock subject to option and RSU awards held by Mr. Schlein as detailed in footnote (1) above. Mr. Schlein, one of our directors, is a managing partner of the general partner of KPCB Holdings, Inc., and therefore may be deemed to share voting power and investment control over the shares held by KPCB Holdings, Inc.

(8)

Includes 2,000 shares held by The Sam Maxwell Zingale Trust U/A DTD 12-11-00, for which Mr. Zingale serves as a trustee and shares of common stock subject to option and RSU awards held by Mr. Zingale as detailed in footnote (1) above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the reports furnished to us and written representations from reporting persons that all reportable transaction were reported, we believe that, during the fiscal year ended December 31, 2014, our officers, directors and greater than ten percent owners timely filed all reports they were required to file under Section 16(a); except that in November 2014, Ms. Steele and Mr. Zingale each filed one late Form 4 with each such Form 4 covering one transaction and, in March 2015, Mr. Reilly filed a late Form 4 covering three transactions, two of which represented transactions occurring in 2014. Such late filings did not result in any liability under Section 16(b) of the Exchange Act.

EMPLOYMENT AGREEMENTS, OFFER LETTERS AND POTENTIAL PAYMENTS

UPON TERMINATION OR CHANGE-OF-CONTROL

Elisa A. Steele

We entered into an executive employment agreement with Ms. Steele in December 2013 in connection with her role as Executive Vice President, Chief Marketing Officer and Strategy. In August 2014, Ms. Steele was promoted to Executive Vice President, Marketing and Products and, in November 2014, Ms. Steele was appointed President and member of the Office of the CEO. On February 9, 2015, in connection with her appointment to the role of Chief Executive Officer and President, we entered into an Amended and Restated Offer Letter with Ms. Steele which continues her employment on an at-will basis. She is currently paid an annual base salary of $500,000 and is eligible to receive an annual target bonus of $375,000. Further, in connection with her appointment as Chief Executive Officer and President, Ms. Steele received a stock option to purchase 500,000 shares of our common stock at an exercise price equal to the fair market value of a share of our common stock on the grant date and 500,000 RSUs. In addition, we entered into an Amended and Restated Change of Control and Retention Agreement with Ms. Steele to provide certain benefits upon an involuntary termination other than for cause, or resignation for good reason during a change of control period or in connection with a change of control such that Ms. Steele will receive (subject to Ms. Steele signing and not revoking a release of claims): (1) a severance payment equal to 18 months of her base salary, (2) a lump sum payment equal to 18 multiplied by the cost of a single month of COBRA coverage (if Ms. Steele is covered by our health care plan), (3) a bonus severance payment equal to 150% of the greater of (i) the annual target bonus for the year in which Ms. Steele’s employment is terminated, and (ii) the actual bonus Ms. Steele would earn under our executive bonus plan in effect in the fiscal year in which the date of her termination occurs based on our achievement against the metrics established under the plan and assuming that any individual goals for Ms. Steele are achieved at target levels, and (4) accelerated vesting as to 100% of the then-unvested shares subject to each of Ms. Steele’s then-outstanding equity awards. In addition, upon an involuntary termination other than for cause, or resignation for good reason other than during a change of control period or in connection with a potential change of control, Ms. Steele will receive (subject to Ms. Steele signing and not revoking a release of claims): (1) a severance payment equal to 12 months of her base salary, (2) a lump sum payment equal to 12 multiplied by the cost of a single month of COBRA coverage (if Ms. Steele is covered by our health care plan), (3) a bonus severance payment equal to the greater of (i) the annual target bonus for the year in which Ms. Steele’s employment is terminated, and (ii) the actual bonus Ms. Steele would earn under our executive bonus plan in effect in the fiscal year in which the date of her termination occurs based on our achievement against the metrics established under the plan and assuming that any individual goals for Ms. Steele are achieved at target levels, and (4) accelerated vesting of the number of shares subject to each of her equity awards that otherwise would vest during the 12 month period immediately following the date of termination under the equity award’s vesting schedule had Ms. Steele continued to be employed through the end of such 12 month period.

William Lanfri

We did not enter into an employment agreement with Mr. Lanfri in connection with his role as a member of the Office of the CEO from November 10, 2014 through February 9, 2015. On February 9, 2015, the Compensation Committee approved a grant to Mr. Lanfri of 100,000 RSUs, with an effective date of February 13, 2015, as compensation for his services as a member of the Office of Chief Executive Officer. Mr. Lanfri did not take any action to accept such grant and, on March 5, 2015, Mr. Lanfri formally rejected the RSU grant. Mr. Lanfri has not received any cash or other compensation other than his standard compensation for serving as a director as outlined in “Non-Employee Director Compensation.”

Anthony Zingale

We entered into an executive employment agreement with Mr. Zingale, our former Chief Executive Officer, in May 2010. On November 3, 2014, we entered into a Transition Agreement with Mr. Zingale pursuant to which Mr. Zingale resigned as Chief Executive Officer effective November 10, 2014, and is continuing his employment with us as Executive Chairman, on an at-will basis, during a transition period extending through November 10, 2015 (the “Transition Period”). He remains Executive Chairman of our board of directors. Pursuant to the Transition Agreement, which supersedes and terminates his previous Change of Control and Retention Agreement, Mr. Zingale is compensated for the performance of his duties as Executive Chairman with an annual base salary of $450,000 until such time as Mr. Zingale’s employment is terminated which is scheduled to occur at the end of the Transition Period unless Mr. Zingale and the Company mutually agree in writing otherwise. If Mr. Zingale’s employment is terminated other than for cause (as defined in the Transition Agreement) after January 1, 2015 and before the end of the Transition Period, Mr. Zingale will continue to receive payments of his base salary through the end of the transition period (subject to Mr. Zingale signing and not revoking a release of claims). Mr. Zingale will continue to vest in his outstanding equity awards during the Transition Period in accordance with their existing vesting schedules. In addition, 100% of the then-unvested portion of each equity award will vest and, to the extent applicable, become exercisable as of the earlier of any of the following events occurring before the end of the Transition Period: (1) Mr. Zingale’s death, or (2) immediately prior to a change of control as long as Mr. Zingale is actively providing services to us as of such time. In addition, upon Mr. Zingale’s termination occurring after January 1, 2015 but before the end of the Transition Period, for any reason other than a termination for cause or due to Mr. Zingale’s death (and subject to Mr. Zingale signing and not revoking a release of claims), the then-unvested portion of each of Mr. Zingale’s equity awards that otherwise would vest during the Transition Period will vest and, to the extent applicable, become exercisable. Any portion of Mr. Zingale’s outstanding equity awards not otherwise eligible to vest as described above will be forfeited as of the earlier of Mr. Zingale’s termination or November 10, 2015. The Transition Agreement also provides that Mr. Zingale will have the right to exercise his outstanding options until the earlier of November 10, 2018 or the original expiration date of the option, subject to earlier termination under the terms of the applicable equity plan.

Bryan J. LeBlanc

We entered into an offer letter with Mr. LeBlanc, our Chief Financial Officer, in June 2008. The offer letter agreement has no specific term and constitutes at-will employment. Mr. LeBlanc’s current annual base salary is $400,000 and his annual target bonus opportunity is 50% of his annual base salary. Mr. LeBlanc’s executive employment agreement provides for acceleration of the then-outstanding equity awards by an amount equal to the lesser of 1) the then-outstanding equity awards, or 2) 50% of the total number of shares subject to such equity award at the time of its grant in the event Mr. LeBlanc is either involuntarily terminated without cause or is terminated by Mr. LeBlanc for good reason, each within 12 months following a change of control. In addition, in August 2011, our board of directors adopted a policy that provides that, if Mr. LeBlanc is involuntarily terminated not within 12 months following a change of control, he will be paid nine months of his base salary and provided nine months of benefits continuation and, if Mr. LeBlanc is involuntarily terminated without cause or if Mr. LeBlanc terminates his employment for good reason within 12 months following a change of control, he will be paid 12 months of his base salary and provided 12 months of benefits continuation.

John McCracken

We entered into an offer letter with Mr. McCracken, our former Senior Vice President of Worldwide Sales, in October 2008. On July 31, 2014, Mr. McCracken resigned as the Senior Vice President of Worldwide Sales. At the time of such resignation, Mr. McCracken’s current annual salary was $275,000 and he was eligible to earn sales commissions monthly based on a sales commission plan (the “2014 Sales Commission Plan”). Mr. McCracken’s target commission amount under the 2014 Sales Commission Plan was $375,000, of which he earned $410,690. In accordance with his Amended and Restated Change of Control and Retention Agreement entered into on January 13, 2014, Mr. McCracken was paid 12 months of his base salary in connection with his resignation.

Brian Roddy

We entered into an offer letter with Mr. Roddy, our former Executive Vice President of Engineering, in April 2010. The offer letter agreement had no specific term and constituted at-will employment. Mr. Roddy voluntarily terminated effective October 31, 2014. Mr. Roddy did not receive severance in connection with his voluntary resignation.

Summary of Benefits

Potential Payments Upon Termination Following Change of Control

The following table sets forth quantitative estimates of the benefits that would have accrued to our named executive officers as of December 31, 2014 if their employment had been terminated by us without cause or if they experienced a constructive termination, each within 12 months following a change of control on December 31, 2014:

Name	Cash severance benefits	Value of benefits continu- ation	Number of options that would vest	Intrinsic value of options that would vest(1)	Number of RSUs that would vest	Value of RSUs that would vest(2)	Total severance benefits
Elisa A. Steele	$500,000	$20,571	-	$ -	202,500	$1,221,075	$1,741,646
William Lanfri	-	-	-	-	-	-	-
Anthony Zingale	-	-	-	-	-	-	-
Bryan J. LeBlanc	290,000	20,571	48,854	-	72,500	437,175	747,746

(1)

Intrinsic value is calculated as the difference between the fair value of a share of common stock underlying the options subject to accelerated vesting on December 31, 2014 and the exercise price of these options, multiplied by the number of unvested shares.

(2)	Value of RSUs that would vest is calculated as the number of shares that would vest multiplied by the fair value of our common stock on December 31, 2014.

Potential Payments Upon Termination Not Following Change of Control

The following table sets forth quantitative estimates of the benefits that would have accrued to our named executive officers as of December 31, 2014 if their employment had been terminated by us without cause or if they experienced a constructive termination, not following a change of control on December 31, 2014:

Name	Cash severance benefits	Value of benefits continu- ation	Number of options that would vest	Intrinsic value of options that would vest	Number of RSUs that would vest	Value of RSUs that would vest	Total severance benefits
Elisa A. Steele	$500,000	$20,571	-	$ -	123,750	$746,213	$1,266,784
William Lanfri	-	-	-	-	-	-	-
Anthony Zingale	-	-	-	-	-	-	-
Bryan J. LeBlanc	217,500	15,428	-	-	-	-	232,928

EMPLOYMENT ARRANGEMENTS AND INDEMNIFICATION AGREEMENTS

We have entered into employment and consulting arrangements with certain of our current executive officers. See “Employment Agreements, Offer Letters and Potential Payments Upon Termination or Change-of-Control.”

We have also entered into indemnification agreements with each of our directors and officers, as well as certain stockholders affiliated with our directors.

OTHER MATTERS

We know of no other matters that are likely to be brought before the meeting. If, however, other matters that are not now known or determined come before the meeting, the persons named in the enclosed proxy or their substitutes will vote such proxy in accordance with their discretion.

STOCKHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2016 Annual Meeting of Stockholders, our Secretary must receive the written proposal at our principal executive offices not later than December 12, 2015. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Such proposals must be delivered to our Secretary, at Jive Software, Inc., 325 Lytton Avenue, Suite 200, Palo Alto, California 94301.

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the annual meeting by or at the direction of our board of directors, or (iii) properly brought before the annual meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for our 2016 Annual Meeting of Stockholders, our Secretary must receive the written notice at our principal executive offices not earlier than January 26, 2016 and not later than the close of business on February 25, 2016.

However, if the date of our 2016 Annual Meeting of Stockholders is advanced by more than 30 days prior to, or delayed by more than 60 days after, the one-year anniversary of the date of the previous year’s annual meeting, then, for notice to the stockholder to be timely, it must be received by the Secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (1) the 90th day prior to such annual meeting, or (2) the tenth day following the day on which Public Announcement of the date of such annual meeting is first made.

A copy of the pertinent provisions of the Bylaws is available upon request to Investor Relations, Jive Software, Inc., 325 Lytton Avenue, Suite 200, Palo Alto, California 94301.

SOLICITATION OF PROXIES

We will bear the expense of preparing, printing and distributing proxy materials to our stockholders. In addition to solicitations by mail, there may be incidental personal solicitation at nominal cost by directors, officers, employees or our agents. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of our common stock for which they are record holders.

2014 ANNUAL REPORT AND ANNUAL REPORT ON FORM 10-K

A copy of our 2014 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2014 as filed with the SEC, is available, without charge, by mailing a request to Investor Relations, Jive Software, Inc., 325 Lytton Avenue, Suite 200, Palo Alto, California 94301. The 2014 Annual Report is also available at the web address shown on the Notice of Annual Meeting of Stockholders and on our website at http://www.jivesoftware.com.

JIVE SOFTWARE, INC.

April 10, 2015

Palo Alto, California

Appendix A

JIVE SOFTWARE, INC.

2015 EMPLOYEE STOCK PURCHASE PLAN

1.        Purpose.   The purpose of the Plan is to provide employees of the Company and its Designated Companies with an opportunity to purchase Common Stock through accumulated Contributions. The Company intends for the Plan to have two components: a Code Section 423 component (the “423 Component”) and a non-Code Section 423 component (the “Non-423 Component”). The Company’s intention is to have the 423 Component qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the 423 Component, accordingly, will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes the grant of an option to purchase shares of Common Stock under the Non-423 Component that does not qualify as an “employee stock purchase plan” under Section 423 of the Code; such an option will be granted pursuant to rules, procedures or sub-plans adopted by the Administrator designed to achieve tax, securities laws or other objectives for Eligible Employees and the Company. Except as otherwise provided herein, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

2.        Definitions.

(a)        “Administrator” means the Board or any Committee designated by the Board to administer the Plan pursuant to Section 14.

(b)        “Affiliate” means any entity, other than a Subsidiary, in which the Company has an equity or other ownership interest.

(c)        “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where options are, or will be, granted under the Plan.

(d)        “Board” means the Board of Directors of the Company.

(e)        “Change in Control” means the occurrence of any of the following events:

   (i)       A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control; or

    (ii)       A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

   (iii)      A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection, the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final U.S. Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(f)        “Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or U.S. Treasury Regulation thereunder will include such section or regulation, any valid regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(g)        “Committee” means a committee of the Board appointed in accordance with Section 14 hereof.

(h)        “Common Stock” means the common stock of the Company.

(i)         “Company” means Jive Software, Inc., a Delaware corporation, or any successor thereto.

(j)         “Compensation”  means an Eligible Employee’s base straight time gross earnings, but exclusive of payments for incentive compensation, bonuses, payments for overtime and shift premium, equity compensation income and other similar compensation. The Administrator, in its discretion, may, on a uniform and nondiscriminatory basis, establish a different definition of Compensation for a subsequent Offering Period.

(k)        “Contributions”  means the payroll deductions and other additional payments that the Company may permit to be made by a Participant to fund the exercise of options granted pursuant to the Plan.

(l)         “Designated Company”  means any Subsidiary or Affiliate that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan. For purposes of the 423 Component, only the Company and its Subsidiaries may be Designated Companies, provided, however that at any given time, a Subsidiary that is a Designated Company under the 423 Component will not be a Designated Company under the Non-423 Component.

(m)       “Director” means a member of the Board.

(n)        “Eligible Employee”  means any individual who is a common law employee providing services to the Company or a Designated Company and is customarily employed for at least 20 hours per week and more than five months in any calendar year by the Employer, or any lesser number of hours per week and/or number of months in any calendar year established by the Administrator (if required under applicable local law) for purposes of any separate Offering or for Eligible Employees participating in the Non-423 Component. For purposes of the Plan, the employment relationship will be treated as continuing intact while the individual is on sick leave or other leave of absence that the Employer approves or is legally protected under Applicable Laws. Where the period of leave exceeds three months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated three months and one day following the commencement of such leave. The Administrator, in its discretion, from time to time may, prior to an Enrollment Date for all options to be granted on such Enrollment Date in an Offering, determine (on a uniform and nondiscriminatory basis or as otherwise permitted by Treasury Regulation Section 1.423-2) that the definition of Eligible Employee will or will not include an individual if he or she: (i) has not completed at least two years of service since his or her last hire date (or such lesser period of time as may be determined by the Administrator in its discretion), (ii) customarily works not more than 20 hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), (iii) customarily works not more than five months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to the disclosure requirements of Section 16(a) of the Exchange Act, provided the exclusion is applied with respect to each Offering in an identical manner to all highly compensated individuals of the Employer whose Employees are participating in that Offering. Each exclusion will be applied with respect to an Offering in a manner complying with U.S. Treasury Regulation Section 1.423-2(e)(2)(ii).

(o)        “Employer” means the employer of the applicable Eligible Employee(s).

(p)        “Enrollment Date” means the first Trading Day of each Offering Period.

(q)        “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

(r)         “Exercise Date” means the first Trading Day on or the preceding Trading Day before February 15 and August 15 of each Purchase Period. The first Exercise Date under the Plan will be February 15, 2016.

(s)         “Fair Market Value”  means, as of any date and unless the Administrator determines otherwise, the value of Common Stock determined as follows:

    (i)      If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market, or the NASDAQ Capital Market of The NASDAQ Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination (or on the last preceding Trading Day if the date of determination is not a Trading Day), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

   (ii)      If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or if no bids and asks were reported on that date, as applicable, on the last Trading Day such bids and asks were reported), as reported in The Wall  Street Journal or such other source as the Administrator deems reliable; or

  (iii)     In the absence of an established market for the Common Stock, the Fair Market Value thereof will be determined in good faith by the Administrator.

(t)           “Fiscal Year” means the fiscal year of the Company.

(u)        “New Exercise Date” means a new Exercise Date if the Administrator shortens any Offering Period then in progress.

(v)        “Offering” means an offer under the Plan of an option that may be exercised during an Offering Period as further described in Section 4. For purposes of the Plan, the Administrator may designate separate Offerings under the Plan (the terms of which need not be identical) in which Eligible Employees of one or more Employers will participate, even if the dates of the applicable Offering Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by U.S. Treasury Regulation Section 1.423-2(a)(1), the terms of each Offering need not be identical provided that the terms of the Plan and an Offering together satisfy U.S. Treasury Regulation Section 1.423-2(a)(2) and (a)(3).

(w)       “Offering Periods” means the periods of approximately 12 months during which an option granted pursuant to the Plan may be exercised, (i) commencing on the first Trading Day on or after February 15 and August 15 of each year and terminating on the first Trading Day on or the preceding Trading Day before February 15 and August 15, approximately 12 months later; provided, however, that the first Offering Period under the Plan will commence with the first Trading Day on or after August 15, 2015 and will end on the first Trading Day on or the preceding Trading Day before August 15, 2016. The duration and timing of Offering Periods may be changed pursuant to Sections 4 and 20.

(x)        “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(y)        “Participant” means an Eligible Employee that participates in the Plan.

(z)        “Plan” means this Jive Software, Inc. 2015 Employee Stock Purchase Plan.

(aa)      “Purchase Period” means the approximately six-month period commencing after one Exercise Date and ending with the next Exercise Date, except that the first Purchase Period of any Offering Period will commence on the Enrollment Date and end with the next Exercise Date.

(bb)      “Purchase Price” means an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower; provided however, that the Purchase Price may be determined for subsequent Offering Periods by the Administrator subject to compliance with Section 423 of the Code (or any successor rule or provision or any other Applicable Law, regulation or stock exchange rule) or pursuant to Section 20.

(cc) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(dd)      “Trading Day” means a day on which the national stock exchange upon which the Common Stock is listed is open for trading.

(ee)      “U.S. Treasury Regulations”  means the Treasury regulations of the Code. Reference to a specific Treasury Regulation or Section of the Code will include such Treasury Regulation or Section, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

3.        Eligibility.

(a)        Offering Periods.  Any Eligible Employee on a given Enrollment Date will be eligible to participate in the Plan, subject to the requirements of Section 5.

(b)        Non-U.S. Employees.  Eligible Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they also are citizens or residents of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering if the participation of such Eligible Employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Section 423 of the Code. In the case of the Non-423 Component, Eligible Employees may be excluded from participation in the Plan or an Offering if the Administrator has determined that participation of such Eligible Employees is not advisable or practicable.

(c)        Limitations.  Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee will be granted an option under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing five percent or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary of the Company accrues at a rate, which exceeds $25,000 worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time, as determined in accordance with Section 423 of the Code and the regulations thereunder.

4.        Offering Periods.  The Plan will be implemented by consecutive Offering Periods with a new Offering Period commencing on the first Trading Day on or after February 15 and August 15 each year, or on such other date as the Administrator will determine; provided, however, that the first Offering Period under the Plan will commence with the first Trading Day on or after August 15, 2015 and end on the first Trading Day on or after August 15, 2016. The Administrator will have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future Offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter; provided, however, that no Offering Period may last more than 27 months.

5.        Participation.  An Eligible Employee may participate in the Plan pursuant to Section 3(a) by (i) submitting to the Company’s stock administration office (or its designee), on or before a date determined by the Administrator prior to an applicable Enrollment Date, a properly completed subscription agreement authorizing Contributions in the form provided by the Administrator for such purpose, or (ii) following an electronic or other enrollment procedure determined by the Administrator.

6.        Contributions.

(a)        At the time a Participant enrolls in the Plan pursuant to Section 5, he or she will elect to have Contributions (in the form of payroll deductions or otherwise, to the extent permitted by the Administrator) made on each pay day during the Offering Period in an amount not exceeding 15% of the Compensation, which he or she receives on each pay day during the Offering Period (for illustrative purposes, should a pay day occur on an Exercise Date, a Participant will have any payroll deductions made on such day applied to his or her account under the then-current Purchase Period or Offering Period). The Administrator, in its sole discretion, may permit all Participants in a specified Offering to contribute amounts to the Plan through payment by cash, check or other means set forth in the subscription agreement prior to each Exercise Date of each Purchase Period. A Participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

(b)        In the event Contributions are made in the form of payroll deductions, such payroll deductions for a Participant will commence on the first pay day following the Enrollment Date and will end on the last pay day prior to the Exercise Date of such Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 10 hereof.

(c)        All Contributions made for a Participant will be credited to his or her account under the Plan and Contributions will be made in whole percentages only. A Participant may not make any additional payments into such account.

(d)        A Participant may discontinue his or her participation in the Plan as provided in Section 10. Except as may be permitted by the Administrator, as determined in its sole discretion, a Participant may not change the rate of his or her Contributions during an Offering Period.

(e)        Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(c), a Participant’s Contributions may be decreased to zero percent at any time during a Purchase Period. Subject to Section 423(b)(8) of the Code and Section 3(c) hereof, Contributions will recommence at the rate originally elected by the Participant effective as of the beginning of the first Purchase Period scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 10.

(f)        Notwithstanding any provisions to the contrary in the Plan, the Administrator may allow Eligible Employees to participate in the Plan via cash contributions instead of payroll deductions if (i) payroll deductions are not permitted under applicable local law, (ii) the Administrator determines that cash contributions are permissible under Section 423 of the Code or (iii) for Participants participating in the Non-423 Component.

(g)        At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of (or any other time that a taxable event related to the Plan occurs), the Participant must make adequate provision for the Company’s or Employer’s federal, state, local or any other tax liability payable to any authority including taxes imposed by jurisdictions outside of the U.S., national insurance, social security or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock (or any other time that a taxable event related to the Plan occurs). At any time, the Company or the Employer may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company or the Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Eligible Employee. In addition, the Company or the Employer may, but will not be obligated to, withhold from the proceeds of the sale of Common Stock or any other method of withholding the Company or the Employer deems appropriate to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f).

7.        Grant of Option.    On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period will be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Eligible Employee’s Contributions accumulated prior to such Exercise Date and retained in the Eligible Employee’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event will an Eligible Employee be permitted to purchase during each Purchase Period more than 3,000 shares of Common Stock (subject to any adjustment pursuant to Section 19) and provided further that such purchase will be subject to the limitations set forth in Sections 3(d) and 13. The Eligible Employee may accept the grant of such option by electing to participate in the Plan in accordance with the requirements of Section 5. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock that an Eligible Employee may purchase during each Purchase Period of an Offering Period. Exercise of the option will occur as provided in Section 8, unless the Participant has withdrawn pursuant to Section 10. The option will expire on the last day of the Offering Period.

8.        Exercise of Option.

(a)        Unless a Participant withdraws from the Plan as provided in Section 10, his or her option for the purchase of shares of Common Stock will be exercised automatically on the Exercise Date, and the maximum number of full shares subject to the option will be purchased for such Participant at the applicable Purchase Price with the accumulated Contributions from his or her account. No fractional shares of Common Stock will be purchased; any Contributions accumulated in a Participant’s account, which are not sufficient to purchase a full share will be retained in the Participant’s account for the subsequent Purchase Period or Offering Period, subject to earlier withdrawal by the Participant as provided in Section 10. Any other funds left over in a Participant’s account after the Exercise Date will be returned to the Participant. During a Participant’s lifetime, a Participant’s option to purchase shares hereunder is exercisable only by him or her.

(b)        If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Enrollment Date of the applicable Offering Period, or (ii) the number of shares of Common Stock available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion (x) provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect or (y) provide that the Company will make a pro rata allocation of the shares available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 20. The Company may make a pro rata allocation of the shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date.

9.        Delivery.   As soon as reasonably practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company will arrange the delivery to each Participant of the shares purchased upon exercise of his or her option in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. The Company may permit or require that shares be deposited directly with a broker designated by the Company or to a designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares. No Participant will have any voting, dividend, or other stockholder rights with respect to shares of Common Stock subject to any option granted under the Plan until such shares have been purchased and delivered to the Participant as provided in this Section 9.

10.      Withdrawal.

(a)        A Participant may withdraw all but not less than all the Contributions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by (i) submitting to the Company’s stock administration office (or its designee) a written notice of withdrawal in the form determined by the Administrator for such purpose (which may be similar to the form attached hereto as Exhibit B), or (ii) following an electronic or other withdrawal procedure determined by the Administrator. All of the Participant’s Contributions credited to his or her account will be paid to such Participant promptly after receipt of notice of withdrawal and such Participant’s option for the Offering Period will be automatically terminated, and no further Contributions for the purchase of shares will be made for such Offering Period. If a Participant withdraws from an Offering Period, Contributions will not resume at the beginning of the succeeding Offering Period, unless the Participant re-enrolls in the Plan in accordance with the provisions of Section 5.

(b)        A Participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or in succeeding Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.

11.      Termination of Employment.  Upon a Participant’s ceasing to be an Eligible Employee for any reason, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to such Participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan will be returned to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15, and such Participant’s option will be automatically terminated. A Participant whose employment transfers between entities through a termination with an immediate rehire (with no break in service) by the Company or a Designated Company will not be treated as terminated under the Plan; however, if a Participant transfers from an Offering under the 423 Component to the Non-423 Component, the exercise of the option will be qualified under the 423 Component only to the extent it complies with Section 423 of the Code.

12.      Interest.  No interest will accrue on the Contributions of a participant in the Plan, except as may be required by Applicable Law, as determined by the Company, and if so required by the laws of a particular jurisdiction, will apply to all Participants in the relevant Offering under the 423 Component, except to the extent otherwise permitted by U.S. Treasury Regulation Section 1.423-2(f).

13.      Stock.

(a)        Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of Common Stock that will be made available for sale under the Plan will be 2,000,000 shares of Common Stock.

(b)        Until the shares of Common Stock are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a Participant will have only the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such shares.

(c)        Shares of Common Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant or in the name of the Participant and his or her spouse.

14.      Administration.  The Plan will be administered by the Board or a Committee appointed by the Board, which Committee will be constituted to comply with Applicable Laws. The Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to designate separate Offerings under the Plan, to designate Subsidiaries and Affiliates as participating in the 423 Component or Non-423 Component, to determine eligibility, to adjudicate all disputed claims filed under the Plan and to establish such procedures that it deems necessary for the administration of the Plan (including, without limitation, to adopt such procedures and sub-plans as are necessary or appropriate to permit the participation in the Plan by employees who are foreign nationals or employed outside the U.S., the terms of which sub-plans may take precedence over other provisions of this Plan, with the exception of Section 13(a) hereof, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan will govern the operation of such sub-plan). Unless otherwise determined by the Administrator, the Employees eligible to participate in each sub-plan will participate in a separate Offering or in the Non-423 Component, unless such designation would cause the 423 Component to violate the requirements of Section 423 of the Code. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of Contributions, making of Contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates that vary with applicable local requirements. The Administrator also is authorized to determine that, to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f), the terms of an option granted under the Plan or an Offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the Plan or the same Offering to employees resident solely in the U.S. Every finding, decision and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties.

15.      Designation of Beneficiary.

(a)        If permitted by the Administrator, a Participant may file a designation of a beneficiary who is to receive any shares of Common Stock and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such Participant of such shares and cash. In addition, if permitted by the Administrator, a Participant may file a designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the option. If a Participant is married and the designated beneficiary is not the spouse, spousal consent will be required for such designation to be effective.

(b)        Such designation of beneficiary may be changed by the Participant at any time by notice in a form determined by the Administrator. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company will deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

(c)        All beneficiary designations will be in such form and manner as the Administrator may designate from time to time. Notwithstanding Sections 15(a) and (b) above, the Company and/or the Administrator may decide not to permit such designations by Participants in non-U.S. jurisdictions to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f).

16.      Transferability.  Neither Contributions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

17.      Use of Funds.  The Company may use all Contributions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such Contributions except under Offerings or for Participants in the Non-423 Component for which Applicable Laws require that Contributions to the Plan by Participants be segregated from the Company’s general corporate funds and/or deposited with an independent third party. Until shares of Common Stock are issued, Participants will have only the rights of an unsecured creditor with respect to such shares.

18.      Reports.   Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to participating Eligible Employees at least annually, which statements will set forth the amounts of Contributions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.

19.      Adjustments, Dissolution, Liquidation, Merger or Change in Control.

(a)        Adjustments.  In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock occurs, the Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number and class of Common Stock that may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each option under the Plan that has not yet been exercised, and the numerical limits of Sections 7 and 13.

(b)        Dissolution or Liquidation.    In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a New Exercise Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation. The Administrator will notify each Participant in writing or electronically, prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.

(c)        Merger or Change in Control.  In the event of a merger or Change in Control, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period with respect to which such option relates will be shortened by setting a New Exercise Date on which such Offering Period will end. The New Exercise Date will occur before the date of the Company’s proposed merger or Change in Control. The Administrator will notify each Participant in writing or electronically prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.

20.      Amendment or Termination.

(a)        The Administrator, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Exercise Date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 19). If the Offering Periods are terminated prior to expiration, all amounts then credited to Participants’ accounts that have not been used to purchase shares of Common Stock will be returned to the Participants (without interest thereon, except as otherwise required under Applicable Laws, as further set forth in Section 12 hereof) as soon as administratively practicable.

(b)        Without stockholder consent and without limiting Section 20(a), the Administrator will be entitled to change the Offering Periods or Purchase Periods, designate separate Offerings, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit Contributions in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed Contribution elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with Contribution amounts, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable that are consistent with the Plan.

(c)        In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:

    (i)     amending the Plan to conform with the safe harbor definition under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto), including with respect to an Offering Period underway at the time;

   (ii)     altering the Purchase Price for any Offering Period or Purchase Period including an Offering Period or Purchase Period underway at the time of the change in Purchase Price;

  (iii)     shortening any Offering Period or Purchase Period by setting a New Exercise Date, including an Offering Period or Purchase Period underway at the time of the Administrator action;

  (iv)     reducing the maximum percentage of Compensation a Participant may elect to set aside as Contributions; and

   (v)     reducing the maximum number of Shares a Participant may purchase during any Offering Period or Purchase Period.

Such modifications or amendments will not require stockholder approval or the consent of any Participants.

21.      Notices.  All notices or other communications by a Participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22.      Conditions Upon Issuance of Shares.  Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with all applicable provisions of law, domestic or foreign, including, without limitation, the U.S. Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

23.      Code Section 409A.  The 423 Component of the Plan is exempt from the application of Code Section 409A and any ambiguities herein will be interpreted to so be exempt from Code Section 409A. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrator determines that an option granted under the Plan may be subject to Code Section 409A or that any provision in the Plan would cause an option under the Plan to be subject to Code Section 409A, the Administrator may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Code Section 409A, but only to the extent any such amendments or action by the Administrator would not violate Code Section 409A. Notwithstanding the foregoing, the Company will have no liability to a Participant or any other party if the option to purchase Common Stock under the Plan that is intended to be exempt from or compliant with Code Section 409A is not so exempt or compliant or for any action taken by the Administrator with respect thereto. The Company makes no representation that the option to purchase Common Stock under the Plan is compliant with Code Section 409A.

24.      Term of Plan.  The Plan will become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company. It will continue in effect for a term of 20 years, unless sooner terminated under Section 20.

25.      Stockholder Approval.  The Plan will be subject to approval by the stockholders of the Company within 12 months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

26.      Governing Law. The Plan will be governed by, and construed in accordance with, the laws of the State of California (except its choice-of-law provisions).

27.      No Right to Employment.  Participation in the Plan by a Participant will not be construed as giving a Participant the right to be retained as an employee of the Company or a Subsidiary or Affiliate, as applicable. Furthermore, the Company or a Subsidiary or Affiliate may dismiss a Participant from employment at any time, free from any liability or any claim under the Plan.

28.      Severability.  If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Participant, such invalidity, illegality or unenforceability will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as to such jurisdiction or Participant as if the invalid, illegal or unenforceable provision had not been included.

29.      Compliance with Applicable Laws.  The terms of this Plan are intended to comply with all Applicable Laws and will be construed accordingly.

Jive Software, Inc.

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., EDT, on May 20, 2015.

Vote by Internet • Go to www.envisionreports.com/JIVE • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors Recommends a Vote “FOR” each of the Nominees listed in Proposal 1 and “FOR”
Proposals 2, 3 and 4.

1.	ELECTION OF FOUR CLASS I DIRECTORS:	01 - Margaret (“Marge”) Breya		02 - Elisa A. Steele			03 - Jonathan G. Heiliger	04 - Matthew A. Tucker		+

	☐ Mark here to vote FOR all nominees	☐ Mark here to WITHHOLD vote from all nominees			☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

		For	Against	Abstain				For	Against	Abstain
2.	To ratify the appointment of KPMG LLP as Jive Software’s independent registered public accounting firm for the fiscal year ending December 31, 2015.	☐	☐	☐		3.	To consider an advisory vote to approve named executive officer compensation.	☐	☐	☐

4.	To approve the Jive Software, Inc. 2015 Employee Stock Purchase Plan.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	1 U P X	+

022DTC

Important notice regarding the Internet availability of proxy materials for the 2015 Annual Meeting of Stockholders.

The Proxy Statement and the 2014 Annual Report to Stockholders are available at:

www.envisionreports.com/JIVE

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

PROXY — JIVE SOFTWARE, INC.

Annual Meeting of Stockholders to be Held on May 21, 2015

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF JIVE SOFTWARE, INC.

The undersigned hereby appoints Elisa Steele, Bryan LeBlanc, and Lisa Jurinka, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Jive Software, Inc. common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Jive Software, Inc. to be held May 21, 2015 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2, 3 AND 4.

(Continued and to be marked, dated, and signed, on the other side.)